EXHIBIT 10.4

EXECUTION COPY

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

dated as of September 26, 2008

among

PILGRIM’S PRIDE FUNDING CORPORATION,

as Seller,

PILGRIM’S PRIDE CORPORATION,

as Servicer,

THE VARIOUS PURCHASERS AND PURCHASER AGENTS FROM TIME TO TIME PARTIES HERETO,

and

BMO CAPITAL MARKETS CORP.,

as Administrator

1408834 98442494

ARTICLE I.

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1.	Purchase Facility	2

Section 1.2.	Making Purchases	3

Section 1.3.	Participation Computation	5

Section 1.4.	Settlement Procedures	5

Section 1.5.	Fees	11

Section 1.6.	Payments and Computations, Etc	11

Section 1.7.	Dividing or Combining Portions of the Investment of the Participation	12

Section 1.8.	Increased Costs	12

Section 1.9.	Requirements of Law	13

Section 1.10.Inability to Determine Eurodollar Rate14

ARTICLE II.

REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS

Section 2.1.	Representations and Warranties; Covenants	15

Section 2.2.	Termination Events	15

ARTICLE III.

INDEMNIFICATION

Section 3.1.	Indemnities by the Seller	15

ARTICLE IV.

ADMINISTRATION AND COLLECTIONS

Section 4.1.	Appointment of Servicer	18

Section 4.2.	Duties of Servicer	19

Section 4.3.	Establishment and Use of Certain Accounts	19

Section 4.4.	Enforcement Rights	20

Section 4.5.	Responsibilities of the Seller	21

Section 4.6.	Servicing Fee	21

ARTICLE V.

Section 5.1.	Appointment and Authorization	22

Section 5.2.	Delegation of Duties	23

Section 5.3.	Exculpatory Provisions	23

Section 5.4.	Reliance by Agents	23

Section 5.5.	Notice of Termination Events	24

Section 5.6.	Non-Reliance on Administrator, Purchaser Agents and Other Purchasers	24

Section 5.7.	Administrators and Affiliates	25

Section 5.8.	Indemnification	25

Section 5.9.	Successor Administrator	25

ARTICLE VI.

MISCELLANEOUS

Section 6.1.	Amendments, Etc	25

Section 6.2.	Notices, Etc	26

Section 6.3.	Successors and Assigns; Participations; Assignments 26

Section 6.4.	Costs, Expenses and Taxes	28

Section 6.5.	No Proceedings; Limitation on Payments	29

Section 6.6.	Confidentiality	29

Section 6.7.	GOVERNING LAW AND JURISDICTION	30

Section 6.8.	Execution in Counterparts	31

Section 6.9.	Survival of Termination	31

Section 6.10.	WAIVER OF JURY TRIAL 31

Section 6.11.	ENTIRE AGREEMENT 31

Section 6.12.	Headings 32

Section 6.13.	Purchaser Groups’ Liabilities 32

1408834 98442494

EXHIBITS

Exhibit I                      Definitions
Exhibit II                    Conditions of Purchases
Exhibit III                   Representations and Warranties
Exhibit IV                   Covenants
Exhibit V                    Termination Events

SCHEDULES

Schedule I                 Credit and Collection Policy
Schedule II                Lock-Box Banks and Lock-Box Accounts
Schedule III              Trade Names
Schedule IV              Accounting Periods

ANNEXES

Annex A                      Form of Servicer Report
Annex B                      Form of Notice of Purchase
Annex C                      Form of Assumption Agreement
Annex D                      Form of Transfer Supplement

1408834 98442494

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

This AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 26, 2008 among PILGRIM’S PRIDE FUNDING CORPORATION, a Delaware corporation, as seller (the “Seller”), PILGRIM’S PRIDE CORPORATION, a Delaware corporation (“Pilgrim’s Pride”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), THE VARIOUS PURCHASERS AND PURCHASER AGENTS FROM TIME TO TIME PARTIES HERETO, and BMO CAPITAL MARKETS CORP., a Delaware corporation (“BMOCM”) as Administrator for each Purchaser Group (in such capacity, together with its successors and assigns in such capacity, the “Administrator”).

PRELIMINARY STATEMENTS.  Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to this Agreement.  References in the Exhibits hereto to “the Agreement” refer to this Agreement, as amended, modified or supplemented from time to time.

The Seller desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Purchasers desire to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments which are made by such Purchasers and additional incremental payments made to the Seller.

This Agreement amends and restates in its entirety, as of the Closing Date, that certain Receivables Purchase Agreement, dated as of June 26, 1998 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Original Agreement”), among the Seller, the Servicer, Fairway Finance Company, LLC (f/k/a Fairway Finance Corporation), as Purchaser (as such term is defined in the Original Agreement) and the Administrator.  Notwithstanding the amendment and restatement of the Original Agreement by this Agreement, (i) the Seller and Servicer shall continue to be liable to each Indemnified Party and Affected Person (as such terms are defined in the Original Agreement) for fees and expenses which are accrued and unpaid under the Original Agreement on the date hereof (collectively, the “Original Agreement Outstanding Amounts”) and all agreements to indemnify such parties in connection with events or conditions arising or existing prior to the effective date of this Agreement and (ii) the security interest created under the Original Agreement shall remain in full force and effect as security for such Original Agreement Outstanding Amounts until such Original Agreement Outstanding Amounts shall have been paid in full.  Upon the effectiveness of this Agreement, each reference to the Original Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1.   Purchase Facility.  (a)  On the terms and subject to the conditions hereinafter set forth, the Seller may, from time to time before the Facility Termination Date, ratably (based on the aggregate Commitments of the Related Committed Purchasers in their respective Purchaser Groups) request that the Uncommitted Purchasers, or, only if an Uncommitted Purchaser denies such request or is unable to fund (and provides notice of such denial or inability to the Seller, the Administrator and its Purchaser Agent), ratably request that the Related Committed Purchasers, make purchases of and reinvestments in undivided percentage ownership interests with regard to the Participation from the Seller from time to time during the period from the date hereof to the Facility Termination Date (each, a “Purchase”).  At no time will an Uncommitted Purchaser have any obligation to make a Purchase.  Each Related Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, to make Purchases before the Facility Termination Date, based on the applicable Purchaser Group’s Ratable Share of each Purchase requested pursuant to Section 1.2(a) (and, in the case of each Related Committed Purchaser, its Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase); provided, however, that under no circumstances shall any Purchaser make any such Purchase or reinvestment if, after giving effect to such Purchase or reinvestment, (i) the aggregate of such Purchaser’s Investment would exceed its Commitment or, in the case of any Uncommitted Purchaser, the aggregate of such Uncommitted Purchaser’s Investment (including, for the avoidance of doubt, any portion of such Uncommitted Purchaser’s Investment being funded by its Liquidity Banks solely pursuant to a Liquidity Agreement at such time), together with the Investments of its Related Committed Purchasers, would exceed the aggregate of the Commitments of its Related Committed Purchasers, (ii) the Aggregate Investment would (after giving effect to all Purchases and reinvestments on such date) exceed the Purchase Limit, (iii) with respect to any Purchaser Group, the aggregate Investment of all Purchasers in such Purchaser Group would exceed the Group Commitment for such Purchaser Group or (iv) the Participation would exceed 100%.

(b) The Seller may, upon at least 30 Business Days’ notice to the Administrator and each Purchaser Agent, terminate the purchase facility provided in this Section 1 in whole or, from time to time, irrevocably reduce in part the unused portion of the Purchase Limit (but not below the amount that would cause the Group Investment of any Purchaser Group to exceed its Group Commitment (after giving effect to such reduction)); provided that each partial reduction shall be in the amount of at least $1,000,000, or an integral multiple of $100,000 in excess thereof and, unless terminated in whole, the Purchase Limit shall in no event be reduced below $100,000,000.  Such reduction shall, unless otherwise agreed to in writing by the Seller, the Administrator and each Purchaser Agent, be applied ratably to reduce the Group Commitment of each Purchaser Group.

(c) The Seller may, upon at least 10 Business Days’ notice to the Administrator and each Purchaser Agent terminate the purchase facility with respect to a single Purchaser Group on a non-pro rata basis and pay in full to each Purchaser in such Purchaser Group all amounts due and owing as of such termination date; provided, that (i) the Seller shall have obtained the prior written consent of the Administrator, (ii) no Termination Event or Unmatured Termination Event shall have occurred and be continuing and (iii) the Participation shall not exceed 100%.

(d) The Seller may advise the Administrator and each Purchaser Agent in writing of its desire to extend the Scheduled Commitment Termination Date with respect to each Related Committed Purchaser for an additional period not greater than 364 days, provided that such written request shall be delivered by the Seller to the Administrator and each Purchaser Agent not more than ninety (90) days prior to, and not less than sixty (60) days prior to, the then Scheduled Commitment Termination Date.  In the event that all Related Committed Purchasers are agreeable to such extension (which determination shall be made by each Related Committed Purchaser in its sole discretion and on such terms as each such Related Committed Purchaser may elect), (i) each Related Committed Purchaser (or the related Purchaser Agent on its behalf) shall so notify the Administrator and the Administrator shall so notify the Seller in writing not less than thirty (30) days prior to the then Scheduled Commitment Termination Date, (ii) the Seller, the Administrator, the Purchaser Agents and the Purchasers shall enter into such documents as the Administrator and the Purchaser Agents may deem necessary or appropriate to reflect such extension, and (iii) the Seller shall pay all reasonable costs and expenses incurred by the Administrator, the Purchasers and the Purchaser Agents in connection therewith (including reasonable attorneys’ costs) in accordance with Section 6.4.  In the event that any Related Committed Purchaser declines the request for such extension (an “Exiting Purchaser”), such Exiting Purchaser (or the related Purchaser Agent on its behalf) shall so notify the Administrator, and the Administrator shall so notify Seller of such determination (it being understood that if any such Related Committed Purchaser does not extend its Commitment hereunder or assign its obligations to new Purchasers in accordance with Section 6.3, then on the Scheduled Commitment Termination Date, the Purchase Limit shall be reduced by an amount equal to that portion of the Commitment of such Exiting Purchaser, the Commitment of the Exiting Purchaser shall expire and the Commitment Percentages and Group Commitments of the Purchasers within each Purchaser Group shall be appropriately adjusted); provided that the failure of any Related Committed Purchaser (or related Purchaser Agent on its behalf) to so notify the Administrator or the failure of the Administrator to so notify the Seller, in either case, of the determination to decline such extension shall be deemed to be notice to the Administrator and the Seller that such Related Committed Purchaser has declined such extension (such notice or deemed notice, an “Exiting Notice”).  Notwithstanding anything to the contrary herein, if all Related Committed Purchasers that are Affiliates of the Administrator decline to extend the Scheduled Commitment Termination Date, then the Scheduled Commitment Termination Date shall not be extended with respect to any Related Committed Purchaser unless one of the existing Related Committed Purchasers or a new Purchaser (or an Affiliate thereof) that is not an Affiliate of the Administrator agrees to assume all the duties and obligations of the Administrator hereunder effective as of such Scheduled Commitment Termination Date pursuant to such documents as the Administrator (in its sole discretion) may deem necessary or appropriate to reflect such assignment, it being understood that all costs and expenses incurred in connection therewith shall be paid by the Seller.

Section 1.2.   Making Purchases.  (a)  Each Purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Participation hereunder shall be made upon the Seller’s irrevocable written notice in the form of Annex B delivered to the Administrator and each Purchaser Agent in accordance with Section 6.2 (which notice must be received by the Administrator and each Purchaser Agent prior to 11:00 a.m., Chicago time) on the second Business Day next preceding the date of such proposed Purchase.  Each such notice of any such proposed Purchase shall specify the desired amount to be paid to the Seller from each Purchaser Group (which amount shall not be less than $1,000,000 (or such lesser amount as agreed to by the Administrator and each Purchaser Agent) and shall be in integral multiples of $100,000 in excess thereof), the date of such Purchase and the desired duration of the Yield Period for the resulting Participation.  Each Purchaser Agent shall select the duration of such initial Yield Period, and each subsequent Yield Period in its discretion; provided that it shall use reasonable efforts, taking into account market conditions, to accommodate Seller’s preferences.

(b) On the date of each Purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Participation hereunder, each applicable Purchaser shall, upon satisfaction of the applicable conditions set forth in Exhibit II hereto, make available to its related Purchaser Agent in same day funds an amount equal to the portion of Investment relating to the undivided percentage ownership interest then being funded by such Purchaser (and set forth in each notice delivered in accordance with Section 1.2(a)), and after the related Purchaser Agent’s receipt of such funds, such Purchaser Agent shall make such funds immediately available to the Seller.

(c) Effective on the date of each Purchase pursuant to this Section 1.2 and each reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Administrator for the benefit of the Purchasers (ratably, as described in Section 1.1(a), or, in the case of any reinvestment, ratably based on the aggregate Investment of each such Purchaser at such time) an undivided percentage ownership interest in and to the extent of the Participation (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

(d) To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Administrator, for the benefit of the Purchasers, a security interest in all of the Seller’s right, title and interest (including without limitation any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising:  (A) all Pool Receivables, (B) all Related Security with respect to each such Pool Receivable, (C) all Collections with respect to each such Pool Receivable, (D) the Lock Box Accounts and all amounts on deposit therein representing proceeds of the Pool Receivables and proceeds of the Related Security with respect thereto, the Collection Account and Liquidation Account and all amounts on deposit therein and all certificates and instruments, if any, from time to time evidencing such Lock Box Accounts, Collection Account and Liquidation Account and such amounts on deposit therein, (E) all rights (but none of the obligations) of the Seller under the Purchase and Contribution Agreement and (F) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the “Pool Assets”).  The Administrator, for the benefit of the Purchasers, shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrator and the Purchasers, all the rights and remedies of a secured party under any applicable UCC.

(e) The Seller may, with the written consent of the Administrator and the Majority Purchasers, add additional Persons as Purchasers (either to an existing Purchaser Group or by creating new Purchaser Groups) or cause an existing Purchaser to increase its Commitment in connection with a corresponding increase in the Purchase Limit; provided, however, (i) that the Commitment of any Purchaser may only be increased with the prior written consent of such Purchaser, and (ii) a Purchaser may only be added to an existing Purchaser Group with the consent of each Purchaser within such Purchaser Group.  Each new Purchaser (or Purchaser Group) shall become a party hereto, by executing and delivering to the Administrator and the Seller, an Assumption Agreement in the form of Annex C hereto (which Assumption Agreement shall, in the case of any new Purchaser or Purchasers, be executed by each Person in such new Purchaser’s Purchaser Group).

(f) Each Related Committed Purchaser’s obligation hereunder shall be several, such that the failure of any Related Committed Purchaser to make a payment in connection with any Purchase hereunder shall not relieve any other Related Committed Purchaser of its obligation hereunder to make payment for any Purchase. Further, in the event any Related Committed Purchaser fails to satisfy its obligation to make a Purchase as required hereunder, upon receipt of notice of such failure from the Administrator (or any relevant Purchaser Agent), subject to the limitations set forth herein, the non-defaulting Related Committed Purchasers in such defaulting Related Committed Purchaser’s Purchaser Group shall purchase the defaulting Related Committed Purchaser’s Commitment Percentage of the related Purchase pro rata in proportion to their relative Commitment Percentages (determined without regard to the Commitment Percentage of the defaulting Related Committed Purchaser; it being understood that a defaulting Related Committed Purchaser’s Commitment Percentage of any Purchase shall be first put to the Related Committed Purchasers in such defaulting Related Committed Purchaser’s Purchaser Group and thereafter if there are no other Related Committed Purchasers in such Purchaser Group or if such other Related Committed Purchasers are fully committed or are also defaulting Related Committed Purchasers, then such defaulting Related Committed Purchaser’s Commitment Percentage of such Purchase shall be put to each other Purchaser Group ratably and applied in accordance with this paragraph (f)). Notwithstanding anything in this paragraph (f) to the contrary, no Related Committed Purchaser shall be required to make a Purchase pursuant to this paragraph for an amount which would cause the aggregate Investment of such Related Committed Purchaser (after giving effect to such Purchase) to exceed its Commitment.

Section 1.3.   Participation Computation.  The Participation shall be initially computed on the date of the initial Purchase hereunder.  Thereafter until the Termination Date, the Participation shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day.  The Participation, as computed (or deemed recomputed) as of the day immediately preceding the Termination Date, shall thereafter remain constant.  The Participation shall become zero when the Aggregate Investment thereof and Aggregate Discount thereon shall have been paid in full, all the amounts owed by the Seller hereunder to each Purchaser, each Purchaser Agent, the Administrator, and any other Indemnified Party or Affected Person are paid in full and the Servicer shall have received the accrued Servicing Fee thereon.

Section 1.4.   Settlement Procedures.  (a)  Collection of the Pool Receivables shall be administered by the Servicer in accordance with the terms of this Agreement.  The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Participation.

(b) The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or Servicer, transfer such Collections from the Lock-Box Account(s) and deposit on such day such Collections into the Collection Account.  With respect to all Collections on deposit in the Collection Account on such day, the Servicer shall:

(i) if such day is not a Termination Day, set aside within the Collection Account (or if such day is a Termination Day, transfer to the Liquidation Account) for the benefit of each Purchaser Group, out of the percentage of such Collections represented by the Participation, first an amount equal to the Aggregate Discount accrued through such day for each Portion of Investment and not previously set aside, second, an amount equal to the fees set forth in each Purchaser Group Fee Letter accrued and unpaid through such day and third, to the extent funds are available therefor, an amount equal to the Servicing Fee accrued and unpaid through such day and not previously set aside; and

(ii) subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, on behalf of each Purchaser (ratably in accordance with the next succeeding sentence), the remainder of the percentage of such Collections, represented by the Participation, to the extent representing a return on the Aggregate Investment; such Collections shall, ratably, according to each Purchaser’s Investment, be automatically reinvested in Pool Receivables, and in the Related Security and Collections and other proceeds with respect thereto, and the Participation shall be automatically recomputed pursuant to Section 1.3; it being understood, that prior to remitting to the Seller the remainder of such Collections by way of reinvestment in Pool Receivables, the Servicer shall have calculated the Participation on such day, and if such Participation shall exceed 100% of the Net Receivables Pool Balance on such day, such Collections shall not be remitted to the Seller but shall be transferred to the Liquidation Account for the benefit of the Purchasers in accordance with paragraph (iii) below; provided, further, that in the case of an Exiting Purchaser, such Collections shall not be reinvested and instead shall be held in trust for the benefit of such Exiting Purchaser and applied in accordance with clause (iii) below;

(iii) if such day is a Termination Day (or any day following the provision of an Exiting Notice), (A) transfer to the Liquidation Account for the benefit of each Purchaser Group (x) the amounts set aside in the Collection Account for the benefit of each Purchaser Group pursuant to paragraph (i) above and not so previously transferred to the Liquidation Account, and (y) the entire remainder of the percentage of the Collections represented by the Participation (or in the case of an Exiting Purchaser, an amount equal to such Exiting Purchaser’s ratable share of such Collections; provided that solely for the purpose of determining such Exiting Purchaser’s ratable share of Collections, such Exiting Purchaser’s Investment shall be deemed to remain constant from the date of such Exiting Purchaser’s Scheduled Commitment Termination Date until the date such Exiting Purchaser’s Investment has been paid in full; it being understood that if such day is also a Termination Day, such Exiting Purchaser’s Investment shall be recalculated taking into account amounts received by such Exiting Purchaser in respect of this parenthetical and thereafter Collections shall be set aside for such Exiting Purchaser ratably in respect of its Investment (as recalculated)); provided that so long as the Facility Termination Date has not occurred if any amounts are so transferred to the Liquidation Account on any Termination Day and thereafter the conditions set forth in Section 2 of Exhibit II are satisfied or are waived by the Administrator and each Purchaser Agent, such amounts previously transferred to the Liquidation Account shall, to the extent representing a return on the Aggregate Investment, be reinvested in accordance with the preceding paragraph (ii) on the day of such subsequent satisfaction or waiver of conditions; and (B) transfer to the Liquidation Account for each Purchaser Group the entire remainder of the Collections in the Collection Account represented by the Seller’s share of the Collections, if any (or in the case of an Exiting Purchaser, an amount equal to such Exiting Purchaser’s ratable share of such Collections; provided that solely for the purpose of determining such Exiting Purchaser’s ratable share of Collections, such Exiting Purchaser’s Investment shall be deemed to remain constant from the date of such Exiting Purchaser’s Scheduled Commitment Termination Date until the date such Exiting Purchaser’s Investment has been paid in full; it being understood that if such day is also a Termination Day, such Exiting Purchaser’s Investment shall be recalculated taking into account amounts received by such Exiting Purchaser in respect of this parenthetical and thereafter Collections shall be set aside for such Exiting Purchaser ratably in respect of its Investment (as recalculated)); provided that so long as the Facility Termination Date has not occurred if any amounts are so transferred to the Liquidation Account pursuant to  this clause (B) on any Termination Day and thereafter, the conditions set forth in Section 2 of Exhibit II are satisfied or are waived by the Administrator and each Purchaser Agent, such previously set aside amounts shall be distributed to the Seller on the day of such subsequent satisfaction or waiver of conditions; provided, further, if any amounts are so transferred to the Liquidation Account on any Termination Day and thereafter the Aggregate Investment, Program Fees, Aggregate Discount and Servicing Fees with respect to the Participation and all other amounts payable by the Seller to the Purchasers, the Purchaser Agents, the Administrator of any other Indemnified Party or Affected Person hereunder shall have been paid in full, any remaining amounts on deposit in the Liquidation Account shall be distributed to the Seller for its own account; and

(iv) during such times as amounts are required to be reinvested in accordance with the foregoing paragraph (ii) or the proviso to paragraph (iii), release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of such amounts, the amounts that are required to be set aside within the Collection Account pursuant to paragraph (i) above and (z) in the event the Seller is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering the Pool Receivables.

(c) The Servicer shall deposit into each applicable Purchaser’s Account (or such other account designated by such applicable Purchaser or its Purchaser Agent), on the last day of each Settlement Period relating to a Portion of Investment:

(i) Collections held on deposit in the Collection Account and the Liquidation Account for the benefit of each Purchaser pursuant to Section 1.4(b)(i) in respect of accrued Discount and the Program Fees and Commitment Fees with respect to such Portion of Investment;

(ii) Collections held on deposit in the Liquidation Account for the benefit of each Purchaser pursuant to Section 1.4(f) with respect to such Portion of Investment; and

(iii) the lesser of (x) the amount of Collections then held on deposit in the Liquidation Account for the benefit of each Purchaser pursuant to Section 1.4(b)(iii) and (y) such Portion of Investment.

The Servicer shall deposit to its own account from Collections held on deposit in the Collection  Account and the Liquidation Account pursuant to Section 1.4(b)(i) in respect of the accrued Servicing Fee, an amount equal to such accrued Servicing Fee.

(d) Upon receipt of funds deposited into each applicable Purchaser’s Account pursuant to Section 1.4(c) with respect to any Portion of Investment, each applicable Purchaser Agent shall cause such funds to be distributed as follows:

(i)            if such distribution occurs on a day that is not a Termination Day and the Participation does not exceed 100%, first to each Purchaser Agent ratably according to the Discount accrued during such Yield Period (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount with respect to such Portion of Investment maintained by such Purchasers, second, to each Purchaser Agent ratably according to the Program Fees and Commitment Fees accrued during such Yield Period (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Program Fees and Commitment Fees with respect to such Portion of Investment maintained by such Purchasers; it being understood that each Purchaser Agent shall distribute the amounts described in the first and second clauses of this Section 1.4(d)(i) to the Purchasers within its Purchaser Group ratably according to such Discount, Program Fees and Commitment Fees, respectively and third, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to Section 1.4(b)(i) and has not deposited such amounts to its own account pursuant to Section 1.4(c), to the Servicer (payable in arrears on the last day of each calendar month) in payment in full of accrued Servicing Fees so set aside with respect to such Portion of Investment; and

(ii) if such distribution occurs on a Termination Day or on a day when the Participation exceeds 100%, first to each Purchaser Agent ratably according to Discount (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount with respect to such Portion of Investment funded or maintained by the Purchasers within such Purchaser Agent’s Purchaser Group, second to each Purchaser Agent ratably according to the aggregate of the Investment of each Purchaser in each such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of each Purchaser’s Investment (or, if such day is not a Termination Day, the amount necessary to reduce the Participation to 100%), third to each Purchaser Agent ratably according to Program Fees and Commitment Fees (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group); it being understood that each Purchaser Agent shall distribute the amounts described in the first, second and third clauses of this Section 1.4(d)(ii) to the Purchasers within its Purchaser Group ratably according to such Discount, Investment, Program Fees and Commitment Fees, respectively, fourth, if Seller or any of its Affiliates is not the Servicer, to the Servicer in payment in full of all accrued Servicing Fees with respect to such Portion of Investment, and fifth, if the Aggregate Investment and accrued Aggregate Discount with respect to each Portion of Investment with respect to all Purchaser Groups have been reduced to zero, and all accrued Servicing Fees payable to the Servicer (if other than the Seller) have been paid in full, to each Purchaser Group ratably, based on the amounts payable to each (for the benefit of the Purchasers within such Purchaser Group), the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller hereunder and then to the Servicer (if the Servicer is the Seller) in payment in full of all accrued Servicing Fees.

After the Aggregate Investment, Program Fees, Aggregate Discount and Servicing Fees with respect to the Participation, and any other amounts payable by the Seller to each Purchaser Group, the Administrator or any other Indemnified Party or Affected Person hereunder, have been paid in full, all additional Collections with respect to the Participation shall be paid to the Seller for its own account.

(e) For the purposes of this Section 1.4:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any discount, rebate or other adjustment made by the Seller, the Originator or Servicer, or any setoff or dispute between the Seller, the Originator or the Servicer (if the Servicer is Pilgrim’s Pride or an Affiliate thereof) and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

(ii) if on any day any of the representations or warranties in paragraphs (f) or (l) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

(iii) except as provided in paragraph (i) or (ii) of this Section 1.4(e), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables;

(iv) if and to the extent the Administrator, any Purchaser Agent or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Administrator, such Purchaser Agent or such Purchaser, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof; and

(v) if and to the extent the Administrator has exclusive control over the Lock-Box Accounts, the Administrator (or such other party (including the Servicer) consented to in writing by the Administrator) may make certain transfers previously required to be made by the Servicer pursuant to this Section 1.4.

(f) If at any time the Seller shall wish to cause the reduction of a portion of the Aggregate Investment (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Investment), the Seller may do so as follows:

(i) the Seller shall give the Administrator at least five Business Days’ prior written notice thereof (including the amount of such proposed reduction and the proposed date on which such reduction will commence),

(ii) on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction, and

(iii)            the Servicer shall hold such Collections in the Liquidation Account for the benefit of each Purchaser ratably according to its Investment, for payment to each such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) on the last day of the then current Settlement Period with respect to any Portions of Investment funded or maintained by such Purchaser immediately following the related current Yield Period, and the Aggregate Investment (together with the Investment of any related Purchaser) shall be deemed reduced in the aggregate amount to be paid to each such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) only when in fact finally so paid;

provided that,

A. the amount of any such reduction shall be not less than $1,000,000 for each Purchaser Group and shall be an integral multiple of $500,000 (or such other amount if necessary to cause the Participation to not exceed 100% after giving effect to such reduction), and the entire Aggregate Investment after giving effect to such reduction shall be not less than $1,000,000 unless the Aggregate Investment shall have been reduced to zero,

B. with respect to any Portion of Investment, the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Yield Period, and

C. if two or more Portions of Investment shall be outstanding at the time of any proposed reduction, such proposed reduction shall be applied, unless the Seller shall otherwise specify in the notice given pursuant to Section 1.4(f)(i), to the Portion of Investment with the shortest remaining Yield Period.

Section 1.5.   Fees.  The Seller shall pay to each Purchaser Agent for the benefit of the related Purchasers certain fees in the amounts and on the dates set forth in letters of even date herewith (each such letter, as the same may be amended, amended and restated, supplemented or modified, a “Purchaser Group Fee Letter”), in each case between the Seller and the related Purchaser Agent delivered pursuant to Section 1 of Exhibit II, and provided, that, if agreed to by each Purchaser Group, such fees may be set forth collectively in a single letter, in each case as such letter may be amended, amended and restated, supplemented or otherwise modified from time to time.

Section 1.6.   Payments and Computations, Etc.  (a)  All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited no later than noon (Chicago time) on the day when due in same day funds to the applicable Purchaser’s Account.  All amounts received after noon (Chicago time) will be deemed to have been received on the immediately succeeding Business Day.

(b) The Seller shall, pay interest on any amount not paid or deposited by the Seller or Servicer when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand.

(c) All computations of interest under subsection (b) above and all computations of Discount, fees, and other amounts hereunder shall be made on the basis of a year of 360 days (other than Discount calculated by reference to the Base Rate which shall be computed on the basis of a year of 365 or 366 days, as the case may be) for the actual number of days elapsed.  Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

(d) Notwithstanding anything to the contrary in this Section 1.6, it is the intention of the parties hereto to conform strictly to applicable usury laws and, the obligations of the Seller to the Purchasers under this Agreement shall be subject to the limitation that payments of interest (or of other amounts constituting interest under applicable law) to any Purchaser shall not be required to the extent that receipt thereof would be in excess of the Highest Lawful Rate (as defined below), or otherwise contrary to provisions of law applicable to such Purchaser limiting rates of interest which may be charged or collected by such Purchaser.  Accordingly, if amounts paid in respect of interest under this Agreement would exceed the Highest Lawful Rate or otherwise be usurious under applicable law (including the federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) then, notwithstanding anything to the contrary in this Agreement, it is agreed as follows as to any Purchaser: (i) the provisions of this subsection (d) shall govern and control over any other provision in this Agreement; (ii) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under this Agreement by such Purchaser shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to such Purchaser herein called the “Highest Lawful Rate”), and all amounts owed under this Agreement shall be held subject to reduction and (x) the amount of interest which would otherwise be payable to such Purchaser hereunder shall be automatically reduced to the amount allowed under applicable law and (y) any unearned interest paid by the Seller in excess of the Highest Lawful Rate shall be credited to the Seller by such Purchaser; and (iii) if at any time the interest provided pursuant to this Agreement, together with any other fees, late charges and other sums payable pursuant to or in connection with this Agreement and deemed interest under applicable law, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees, charges and sums to accrue to such Purchaser pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement to that amount which would have accrued at the Highest Lawful Rate for such Purchaser, but any subsequent reductions, as applicable, shall not reduce the interest to accrue pursuant to this Agreement below the Purchaser’s Highest Lawful Rate until the total amount of interest payable to such Purchaser (including all consideration which constitutes interest) equals the amount of interest which would have been payable to such Purchaser (including all consideration which constitutes interest) assuming a varying rate per annum equal to the interest provided pursuant to this Agreement at all times in effect, plus the amount of fees which would have been received but for the effect of this subsection (d). For purposes of Chapter 303 of the Texas Finance Code, as amended, to the extent applicable to such Purchaser, the Seller agrees that the Highest Lawful Rate for such Purchaser shall be a rate equal to the “weekly ceiling” as calculated pursuant to Section 303.003 of the Texas Finance Code, provided that such Purchaser may also rely, to the extent permitted by applicable laws, on alternative maximum rates of interest under other laws applicable to such Purchaser if greater.

Section 1.7.   Dividing or Combining Portions of the Investment of the Participation.  The Seller may, on the last day of any Yield Period, either (i) divide the Investment of the Participation with respect to any Purchaser into two or more portions (each, a “Portion of Investment”) equal, in aggregate, to the Investment of the Participation, provided that after giving effect to such division the amount of each such Portion of Investment shall be not less than $1,000,000, or (ii) combine any two or more Portions of Investment outstanding on such last day and having Yield Periods ending on such last day into a single Portion of Investment equal to the aggregate of the Investment of such Portions of Investment.

Section 1.8.   Increased Costs.  (a)  If the Administrator, any Purchaser, any Purchaser Agent, any Liquidity Bank, any other Program Support Provider or any of their respective Affiliates (each an “Affected Person”) reasonably determines that the existence of or compliance with (i) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Pool Receivables related to this Agreement or any related liquidity facility or credit enhancement facility and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrator and the applicable Purchaser Agent, if any), the Seller shall within 15 days of demand pay to the Administrator or the applicable Purchaser Agent, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient and reasonably calculated to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments.  A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person (or applicable Purchaser Agent on its behalf) shall be conclusive and binding for all purposes absent manifest error.  For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board (“FASB”) (including, without limitation, FASB Interpretation No. 46), shall (notwithstanding anything in this paragraph or otherwise in this Agreement to the contrary, whether or not issued or occurring on or prior to or after the date hereof) constitute an adoption, change, request, guideline or directive subject to this Section 1.8.

(b) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in Section 1.9) in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of the Participation in respect of which Discount is computed by reference to the Eurodollar Rate, then, upon demand by such Affected Person (or any applicable Purchaser Agent on its behalf), the Seller shall immediately pay to such Affected Person (or the applicable Purchaser Agent), from time to time as specified, additional amounts sufficient to compensate such Affected Person for such increased costs. A certificate as to such amounts submitted to the Seller by such Affected Person (or the applicable Purchaser Agent on its behalf) shall be conclusive and binding for all purposes absent manifest error.

(c) Each Affected Person (or any applicable Purchaser Agent on its behalf) will notify Seller and the Administrator, promptly after it has received official notice of any event occurring after the date hereof which will entitle such Affected Person to such additional amounts as compensation pursuant to this Section 1.8.  Such additional amounts shall accrue from the date as to which such Affected Person becomes subject to such additional costs as a result of such event (or if such notice of such event is not given to Seller by such Affected Person (or applicable Purchaser Agent on its behalf) within 90 days after such Affected Person received such official notice of such event, from the date which is 90 days prior to the date such notice is given to Seller by such Affected Person (or applicable Purchaser Agent on its behalf)).

Section 1.9.   Requirements of Law.  (a)  In the event that any Affected Person reasonably determines that the existence of or compliance with (i) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement:

(i) does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in the Participation or in the amount of Investment relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall net income or gross receipts of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof);

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person which are not otherwise included in the determination of the Eurodollar Rate or the Base Rate hereunder; or

(iii) does or shall impose on such Affected Person any other condition;

and the result of any of the foregoing is (x) to increase the cost to such Affected Person of acting as Administrator or as Purchaser Agent, or of agreeing to purchase or purchasing or maintaining the ownership of undivided ownership interests with regard to the Participation (or interests therein) or any Portion of Investment in respect of which Discount is computed by reference to the Eurodollar Rate or the Base Rate or (y) to reduce any amount receivable hereunder (whether directly or indirectly) funded or maintained by reference to the Eurodollar Rate or the Base Rate, then, in any such case, within 15 days of demand by such Affected Person (or any applicable Purchaser Agent on its behalf) the Seller shall pay such Affected Person any additional amounts sufficient and reasonably calculated to compensate such Affected Person for such additional cost or reduced amount receivable; provided, however, that such amount shall be reduced by the net amount of any off setting tax benefit which such Affected Person receives as a result of such additional cost.  All such amounts shall be payable as incurred.  A certificate from such Affected Person (or the applicable Purchaser Agent on its behalf) to the Seller certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be conclusive in the absence of manifest error; provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate.

(b) Each Affected Person (or any applicable Purchaser Agent on its behalf) will notify Seller and the Administrator promptly after it has received official notice of any event occurring after the date hereof which will entitle such Affected Person to such additional amounts as compensation pursuant to this Section 1.9.  Such additional amounts shall accrue from the date as to which such Affected Person becomes subject to such additional costs as a result of such event (or if such notice of such event is not given to Seller by such Affected Person (or applicable Purchaser Agent on its behalf) within 90 days after such Affected Person received such official notice of such event, from the date which is 90 days prior to the date such notice is given to Seller by such Affected Person (or applicable Purchaser Agent on its behalf).

Section 1.10.   Inability to Determine Eurodollar Rate.  In the event that the Administrator (or any Purchaser Agent) shall have determined prior to the first day of any Yield Period (which determination shall be conclusive and binding upon the parties hereto) by reason of circumstances affecting the interbank Eurodollar market, either (a) dollar deposits in the relevant amounts and for the relevant Yield Period are not available, (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Yield Period or (c) the Eurodollar Rate determined pursuant hereto does not accurately reflect the cost to any Purchaser (as conclusively determined by such Purchaser or the applicable Purchaser Agent) of maintaining any Portion of Investment during such Yield Period, the Administrator or the applicable Purchaser Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Seller prior to the first day of such Yield Period.  Upon delivery of such notice (a) no Portion of Investment of such Purchaser shall be funded thereafter at the Bank Rate determined by reference to the Eurodollar Rate, unless and until the Administrator or the applicable Purchaser Agent shall have given notice to the Seller that the circumstances giving rise to such determination no longer exist, and (b) with respect to any outstanding Portions of Investment of such Purchaser then funded at the Bank Rate determined by reference to the Eurodollar Rate, such Bank Rate shall automatically be converted to the Bank Rate determined by reference to the Base Rate at the respective last days of the then-current Yield Periods relating to such Portions of Investment.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES; COVENANTS;

TERMINATION EVENTS

Section 2.1.   Representations and Warranties; Covenants.  Each of the Seller and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively hereto.

Section 2.2.   Termination Events.  If any of the Termination Events set forth in Exhibit V hereto shall occur and be continuing, the Administrator may (with the consent of the Majority Purchasers) or shall (at the direction of the Majority Purchasers), by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred);  provided that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in subsection (g) or (k) of Exhibit V, the Facility Termination Date shall occur.  Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Administrator, each Purchaser Agent and each Purchaser shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE III.

INDEMNIFICATION

Section 3.1.   Indemnities by the Seller.  (a)  Without limiting any other rights that the Administrator, each Purchaser Agent, each Liquidity Bank, each Program Support Provider, each Purchaser and any of their respective Affiliates, employees, agents, successors, transferees or assigns (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document (whether directly or indirectly) or the use of proceeds of purchases or reinvestments or the ownership of the Participation, or any interest therein, or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables to be written off consistent with the Credit and Collection Policy, or (c) any overall gross receipts or net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof.  Without limiting or being limited by the foregoing, and subject to the exclusions set forth in the preceding sentence, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i)            the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in a Servicer Report to be true and correct, or the failure of any other information provided to the Purchasers, the Purchaser Agents or the Administrator with respect to Receivables or this Agreement to be true and correct;

(ii)            the failure of any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement to have been true and correct in all respects when made;

(iii)            the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(iv)            the failure to vest in the Administrator, for the benefit of the Purchasers, a valid and enforceable (A) perfected undivided percentage ownership interest, to the extent of the Participation, in the Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections with respect thereto and (B) first priority perfected security interest in the items described in Section 1.2(d), in each case, free and clear of any Adverse Claim;

(v)            the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

(vi)            any dispute, claim, offset or defense (other than discharge in bankruptcy or similar insolvency proceeding of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Servicer or by any agent or independent contractor retained by the Seller or any of its Affiliates);

(vii)            any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under the Contracts;

(viii)            any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

(ix)            the commingling of Collections of Pool Receivables at any time with other funds;

(x)            any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases or reinvestments or the ownership of the Participation or in respect of any Receivable, Related Security or Contract;

(xi)            any reduction in Investment as a result of the distribution of Collections pursuant to Section 1.4(e)(iv), in the event that all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason; or

(xii)            any tax or governmental fee or charge (other than any tax upon or measured by net income or gross receipts or franchise tax), all interest and penalties thereon or with respect thereto, and all reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of the Participation, or other interests in the Receivables Pool or in any Related Security or Contract.

(b) Indemnity by the Servicer.  Without limiting any other rights which any such person may have hereunder under applicable law, Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts (excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables to be written off consistent with the Credit and Collection Policy, or (c) any overall gross receipts or net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof) awarded against or incurred by any of them arising out of or relating to:

(i)            any representation or warranty made by Servicer under or in connection with any Transaction Document or any information or report delivered by or on behalf of Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made;

(ii)            the failure by Servicer to comply with any applicable law, rule or regulation (including truth in lending, fair credit billing, usury, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) with respect to any Pool Receivable or other related Contract; or

(iii)            any failure of Servicer to perform its duties, covenants and obligations in accordance with the applicable provisions of this Agreement.

ARTICLE IV.

ADMINISTRATION AND COLLECTIONS

Section 4.1.   Appointment of Servicer.  (a)  The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as Servicer in accordance with this Section 4.1.  During  the continuation of a Termination Event, the Administrator may (with the consent of the Majority Purchasers) or shall (at the direction of the Majority Purchasers) designate as Servicer any Person (including itself) to succeed the Servicer or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof. Until the Administrator gives notice to the Seller and Pilgrim’s Pride (in accordance with this Section 4.1) of the designation of a new Servicer, Pilgrim’s Pride is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth in Section 4.1(a) hereof, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner which the Administrator determines will facilitate the transition of the performance of such activities to the new Servicer, and the Servicer shall cooperate with and assist such new Servicer.  Such cooperation shall include (without limitation) access to and transfer of records and use by the new Servicer of all licenses or software necessary or desirable to collect the Pool Receivables and the Related Security.

(c) Pilgrim’s Pride acknowledges that, in making its decision to execute and deliver this Agreement, the Administrator and each Purchaser Group have relied on Pilgrim’s Pride’s agreement to act as Servicer hereunder.  Accordingly, Pilgrim’s Pride agrees that it will not voluntarily resign as Servicer.

(d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each, a “Sub-Servicer”); provided that, in each such delegation (i) such Sub-Servicer shall agree in writing, to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable to each Purchaser Group and the Administrator for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator and each Purchaser Group shall have the right to look solely to the Servicer for performance and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to such Sub-Servicer).

Section 4.2.   Duties of Servicer.  (a)  The Servicer shall take or cause to be taken all such action as may be necessary or advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.  The Servicer shall set aside for the accounts of the Seller and each Purchaser Group the amount of the Collections to which each such Purchaser Group is entitled in accordance with Article I hereto.  The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Pool Receivable (but not beyond thirty (30) days) and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that (i) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Purchaser Group or the Administrator under this Agreement and (ii) if a Termination Event has occurred and is continuing and Pilgrim’s Pride or any of its Affiliates is still serving as Servicer, the Servicer may make such extension or adjustment only upon the prior written approval of the Administrator (with the consent of the Majority Purchasers).  The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (for the benefit of each Purchaser Group and individually) in accordance with their respective interests, all records and documents (including without limitation computer tapes or disks) with respect to each Pool Receivable.  Notwithstanding anything to the contrary contained herein, the Administrator may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security; provided, however, that no such direction may be given unless a Termination Event has occurred and is continuing.

(b) The Servicer’s obligations hereunder shall terminate on the Final Payout Date. After such termination the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer in connection with this Agreement.

Section 4.3.   Establishment and Use of Certain Accounts.

(a) Lock-Box Accounts.  (i) Prior to the initial purchase hereunder, the Lock-Box Accounts listed on Schedule II hereto shall have been opened and the Seller shall have instructed each Obligor to make payments of all Receivables to such Lock-Box Accounts and (ii) (A) no later than October 15, 2008, the Seller shall enter into Lock-Box Agreements in form and substance reasonably satisfactory to the Administrator and covering the Lock-Box Accounts listed on Schedule II hereto with all of the Lock-Box Banks, and deliver original counterparts thereof to the Administrator or (B) no later than October 28, 2008, the Seller shall (x) cause to be opened new Lock-Box Accounts at new lock-box banks reasonably satisfactory to the Administrator, (y) enter into lock-box agreements in form and substance reasonably satisfactory to the Administrator with respect to each such lock-box account and deliver original counterparts thereof to the Administrator and (z) instruct each Obligor to make payments of all Receivables to such lock-box accounts; for the avoidance of doubt, the term “Lock-Box Account” includes, without limitation, the Collection Account and the Liquidation Account.  A breach of this clause (a) shall constitute a Termination Event hereunder.

(b) Collection Account.  The Servicer agrees to establish the Collection Account on or before the date of the first purchase hereunder.  The Collection Account shall be used to accept the transfer of Collections of Pool Receivables from the Lock-Box Accounts pursuant to Section 1.4(b) and for such other purposes described in the Transaction Documents.

(c) Liquidation Account.  The Servicer agrees to establish the Liquidation Account on or before the date of the first purchase hereunder.  The Liquidation Account shall be used to receive transfers of certain amounts of each Purchaser’s share of Collections of Pool Receivables prior to the Settlement Dates and for such other purposes described in the Transaction Documents.  No funds other than those transferred in accordance with Section 1.4 shall be intentionally transferred into the Liquidation Account.

(d) Permitted Investments.  Any amounts in the Liquidation Account or the Collection Account, as the case may be, may be invested by the Liquidation Account Bank or Collection Account Bank, respectively, at Servicer’s direction and with the Administrator’s prior written consent, in Permitted Investments, so long as the Administrator (for the benefit of the Purchasers) shall have a first priority perfected security interest in such Permitted Investments and such Permitted Investments are subject to no Adverse Claims other than those of the Purchaser provided hereunder.  So long as the Administrator has exclusive control over the Lock-Box Accounts, any amounts on deposit therein may be invested in Permitted Investments at the discretion of the Administrator, and in such case the Seller and/or Servicer shall execute the applicable documents, if any, in connection therewith as requested by the Administrator.

(e) Control of Lock-Box Accounts.  The Administrator may or, upon the direction of the Majority Purchasers, shall, at any time give notice to each Lock-Box Bank, the Collection Account Bank and the Liquidation Account Bank that the Administrator is exercising its rights under the Lock-Box Agreements, and the Liquidation Account Agreement to do any or all of the following: (i) to have the exclusive ownership and control of the Lock-Box Accounts to the extent provided in the related Lock-Box Agreement, the Collection Account and the Liquidation Account transferred to the Administrator and to exercise exclusive dominion and control over the funds deposited therein, (ii) to have the proceeds that are sent to the respective Lock-Box Accounts be redirected pursuant to its instructions rather than deposited in the applicable Lock-Box Account, and (iii) to take any or all other actions permitted under the applicable Lock-Box Agreement and the Liquidation Account Agreement.  The Seller hereby agrees that if the Administrator at any time takes any action set forth in the preceding sentence, the Administrator shall have exclusive control of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrator or any Purchaser Agent may reasonably request to transfer such control.  Any proceeds of Pool Receivables received by the Seller or the Servicer, thereafter shall be sent immediately to the Administrator.  The parties hereto hereby acknowledge that if at any time the Administrator takes control of any Lock-Box Account, the Collection Account and the Liquidation Account, the Administrator shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrator, the Purchaser Groups or any other Person hereunder.  The parties hereto hereby further acknowledge that, as of the Closing Date, the Administrator has exclusive control of each of the Lock-Box Accounts.

Section 4.4.   Enforcement Rights.  (a)  At any time:

(i) the Administrator may direct the Obligors that payment of all amounts payable under any Pool Receivable be made directly to the Administrator or its designee;

(ii) the Administrator may instruct the Seller or the Servicer to give notice of the Purchaser Groups’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrator or its designee (on behalf of such Purchaser Groups), and upon such instruction from the Administrator, the Seller or the Servicer, as applicable, shall give such notice at the expense of the Seller; provided, that if the Seller or the Servicer fails to so notify each Obligor, the Administrator (at the Seller’s expense) may so notify the Obligors; and

(iii) the Administrator may request the Seller or the Servicer to, and upon such request the Seller or the Servicer, as applicable, shall, (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to any new Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers) at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections with respect to the Pool Receivables in a manner acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee.

(b) The Seller hereby authorizes the Administrator (on behalf of each Purchaser Group), and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take after the occurrence and during the continuance of a Termination Event any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrator, to collect any and all amounts or portions thereof due under any and all Pool Receivables or Related Security, including, without limitation, endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Receivables, Related Security and the related Contracts.  Notwithstanding anything to the contrary contained in this subsection (b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever, except to the extent arising out of the negligence or willful misconduct of such attorney-in-fact.

Section 4.5.   Responsibilities of the Seller.  Anything herein to the contrary notwithstanding, the Seller shall (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator, the Purchaser Agents or the Purchasers of their respective rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any taxes, including, without limitation, any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction.  The Administrator, the Purchaser Agents and the Purchasers shall not have any obligation or liability with respect to any Pool Receivable, any Related Security or any related Contract, nor shall any of them be obligated to perform any of the obligations of the Seller under any of the foregoing.

Section 4.6.   Servicing Fee.  The Servicer shall be paid a fee, through distributions contemplated by Section 1.4(d), equal to 0.50% per annum of the average outstanding Net Receivables Pool Balance.

ARTICLE V.

THE AGENTS

Section 5.1. Appointment and Authorization.  (a)  Each Purchaser and Purchaser Agent hereby irrevocably designates and appoints BMO Capital Markets Corp., as the “Administrator” hereunder and authorizes the Administrator to take such actions and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto.  The Administrator shall hold, in its name, for the benefit of each Purchaser, ratably, the Participation.  The Administrator shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser or Purchaser Agent, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrator.  The Administrator does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or Servicer.  Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrator ever be required to take any action which exposes the Administrator to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

(b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrator, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

(c) Except as otherwise specifically provided in this Agreement, the provisions of this  Article V are solely for the benefit of the Purchaser Agents, the Administrator and the Purchasers, and none of the Seller or Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V, except that this Article V shall not affect any obligations that any Purchaser Agent, the Administrator or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

(d) In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, any other Purchaser, any other Purchaser Agent or the Administrator, or any of their respective successors and assigns.

Section 5.2. Delegation of Duties.  The Administrator may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 5.3. Exculpatory Provisions.  None of the Purchaser Agents, the Administrator or any of their directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchasers (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group) or (ii) in the absence of such Person’s gross negligence or willful misconduct.  The Administrator shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, Servicer, or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, the Servicer, any Originator or any of their Affiliates to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in Exhibit II.  The Administrator shall not have any obligation to any Purchaser or Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, Servicer, Originator or any of their Affiliates.

Section 5.4. Reliance by Agents.  (a)  Each Purchaser Agent and the Administrator shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrator.  Each Purchaser Agent and the Administrator shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchasers (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group), and assurance of its indemnification, as it deems appropriate.

(b) The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchasers or any Purchaser Agent, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Administrator and Purchaser Agents.

(c) The Purchasers within each Purchaser Group with a majority of the Commitment of such Purchaser Group shall be entitled to request or direct the related Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of such Majority Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

(d) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal, resignation and replacement of such Purchaser Agent.

Section 5.5. Notice of Termination Events.  Neither any Purchaser Agent nor the Administrator shall be deemed to have knowledge or notice of the occurrence of any Termination Event unless such Person has received notice from any Purchaser, Purchaser Agent, the Servicer or the Seller stating that a Termination Event or Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event.  In the event that the Administrator receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its Purchasers.  In the event that a Purchaser Agent receives such a notice (other than from the Administrator), it shall promptly give notice thereof to the Administrator.  The Administrator shall take such action concerning a Termination Event or Unmatured Termination Event as may be directed by the Majority Purchasers unless such action otherwise requires the consent of all  Purchasers), but until the Administrator receives such directions, the Administrator may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrator deems advisable and in the best interests of the Purchasers and Purchaser Agents.

Section 5.6. Non-Reliance on Administrator, Purchaser Agents and Other Purchasers.  Each Purchaser expressly acknowledges that none of the Administrator, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrator, or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrator or such Purchaser Agent, as applicable.  Each Purchaser represents and warrants to the Administrator and the Purchaser Agents that, independently and without reliance upon the Administrator, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, Servicer or the Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  Except for items specifically required to be delivered hereunder, the Administrator shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning the Seller, Servicer or the Originators or any of their Affiliates that comes into the possession of the Administrator or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 5.7. Administrators and Affiliates.  Each of the Purchasers and the Administrator and their Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Seller, Servicer or any Originator or any of their Affiliates.  With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, each of the Purchaser Agents and the Administrator shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include, to the extent applicable, each of the Purchaser Agents and the Administrator in their individual capacities.

Section 5.8. Indemnification.  Each Related Committed Purchaser shall indemnify and hold harmless the Administrator (but solely in its capacity as Administrator) and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller, the Servicer or any Originator and without limiting the obligation of the Seller, the Servicer, or any Originator to do so), ratably (based on its Commitment) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrator or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrator or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrator or such Person as finally determined by a court of competent jurisdiction).

Section 5.9. Successor Administrator.  The Administrator may, upon at least thirty (30) days notice to the Seller and each Purchaser and Purchaser Agent, resign as Administrator.  Such resignation shall not become effective until (x) a successor agent is appointed by the Majority Purchasers and has accepted such appointment and (y) so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, the Seller shall have consented to such successor agent (such consent not to be unreasonably withheld or delayed).  Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations under the Transaction Documents.  After any retiring Administrator’s resignation hereunder, the provisions of Sections 5.1 and 5.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator.

ARTICLE VI.

MISCELLANEOUS

Section 6.1.   Amendments, Etc.  No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller or Servicer therefrom shall be effective unless in a writing signed by the Administrator and the Majority Purchasers, and, in the case of any amendment, by the Seller and the Servicer and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, to the extent required by the securitization program of any Uncommitted Purchaser, no such material amendment shall be effective until the Rating Agencies have notified the Servicer, the Administrator and applicable Purchaser Agent in writing that such action will not result in a reduction or withdrawal of the rating of any Notes; provided, further, that no such amendment or waiver shall, without the consent of each affected Purchaser, (A) extend the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Discount, (C) reduce any fees payable to the Administrator, any Purchaser Agent or any Purchaser pursuant to the applicable Purchaser Group Fee Letter, (D) change the amount of Investment of any Purchaser, any Purchaser’s pro rata share of the Participation or any Related Committed Purchaser’s Commitment, (E) amend, modify or waive any provision of the definition of “Majority Purchaser” or this Section 6.1, (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Participation”, “Special Obligor” or “Termination Event”, (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses, or (I) otherwise materially and adversely affect the rights of any such Purchaser hereunder.  No failure on the part of any Purchaser, Purchaser Agent or the Administrator to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 6.2.   Notices, Etc.  All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and sent or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto.  Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.

Section 6.3.   Successors and Assigns; Participations; Assignments.

(a) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior consent of the Administrator and the Purchaser Agents.

(b) Participations.  Except as otherwise specifically provided herein, any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder; provided, however, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document.  Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, each Purchaser Agent and the Administrator shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder.  A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments that require the consent of all Purchasers.

(c) Assignments by Certain Related Committed Purchasers.

(i)   Any Related Committed Purchaser may assign to one or more Eligible Assignees (each a “Purchasing Related Committed Purchaser”), who is (x) reasonably acceptable to the related Purchaser Agent in its sole discretion and (y) so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, consented to by the Seller (such consent not to be unreasonably withheld or delayed), any portion of its Commitment pursuant to a supplement hereto, substantially in the form of Annex D with any changes as have been approved by the parties thereto (each, a “Transfer Supplement”), executed by each such Purchasing Related Committed Purchaser, such selling Related Committed Purchaser, such related Purchaser Agent and the Administrator.  Any such assignment by Related Committed Purchaser cannot be for an amount less than $50,000,000.  Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Seller, such related Purchaser Agent and the Administrator and (iii) payment by the Purchasing Related Committed Purchaser to the selling Related Committed Purchaser of the agreed purchase price, if any, such selling Related Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Related Committed Purchaser shall for all purposes be a Related Committed Purchaser party hereto and shall have all the rights and obligations of a Related Committed Purchaser hereunder to the same extent as if it were an original party hereto.  The amount of the Commitment of the selling Related Committed Purchaser allocable to such Purchasing Related Committed Purchaser shall be equal to the amount of the Commitment of the selling Related Committed Purchaser transferred regardless of the purchase price, if any, paid therefor.  The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Purchasing Related Committed Purchaser as a “Related Committed Purchaser” and any resulting adjustment of the selling Related Committed Purchaser’s Commitment.

(ii)   Each Related Committed Purchaser agrees that in the event it shall cease to have a short term debt or deposit rating of A-1 or better by S&P and P-1 or better by Moody’s, such Related Committed Purchaser shall, at the request of the Seller, assign all of its rights and obligations hereunder to an Eligible Assignee reasonably acceptable to the Seller and the Administrator in accordance with subparagraph (i) above.

(d) Assignments to Liquidity Banks and other Program Support Providers.  Any Uncommitted Purchaser may at any time grant to one or more of its Liquidity Banks or other Program Support Providers, participating interests in its portion of the Participation.  In the event of any such grant by such Uncommitted Purchaser of a participating interest to a Liquidity Bank or other Program Support Provider, such Uncommitted Purchaser shall remain responsible for the performance of its obligations hereunder.  The Seller agrees that each Liquidity Bank and Program Support Provider of any Uncommitted Purchaser hereunder shall be entitled to the benefits of Section 1.8.

(e) Other Assignment by Uncommitted Purchasers.  Without limiting the right of any Uncommitted Purchaser to sell or grant interests or participations to its Liquidity Banks and Program Support Providers as described in paragraph (d), above, each party hereto agrees and consents (i) to any Uncommitted Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Participation (or portion thereof), including without limitation to any collateral agent in connection with its commercial paper program and (ii) to the complete assignment by any Uncommitted Purchaser of all of its rights and obligations hereunder to any Eligible Assignee, and upon such assignment such Uncommitted Purchaser shall be released from all obligations and duties, if any, hereunder; provided, however, that such Uncommitted Purchaser may not, without the prior consent of its Related Committed Purchasers and, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, the consent of the Seller (such consent not to be unreasonably withheld or delayed), make any such transfer of its rights hereunder unless the assignee (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder and (ii) has as its Purchaser Agent the Purchaser Agent of the assigning Uncommitted Purchaser (each such Person, a “Note Issuer”).  Any assigning Uncommitted Purchaser shall deliver to any assignee a Transfer Supplement with any changes as have been approved by the parties thereto, duly executed by such Uncommitted Purchaser, assigning any portion of its interest in the Participation to its Eligible Assignee.  Such Uncommitted Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Participation and to enable the assignee to exercise or enforce any rights of such Uncommitted Purchaser hereunder.  Upon the assignment of any portion of its interest in the Participation, the assignee shall have all of the rights hereunder with respect to such interest (except that the Discount therefor shall thereafter accrue at the rate, determined with respect to the assigning Uncommitted Purchaser unless the Seller, the related Purchaser Agent and the assignee shall have agreed upon a different Discount).

Section 6.4.   Costs, Expenses and Taxes.  (a)  In addition to the rights of indemnification granted under Section 3.1 hereof, the Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of Pool Receivables) of this Agreement, each Liquidity Agreement, and the other documents and agreements to be delivered hereunder, including all reasonable costs and expenses relating to the amending, amending and restating, modifying or supplementing of this Agreement, the Liquidity Agreements and the other documents and agreements to be delivered hereunder and the waiving of any provisions thereof, and including in all cases, without limitation, Attorney Costs for the Administrator, the Purchaser Agents, the Purchasers and their respective Affiliates and agents with respect thereto and with respect to advising the Administrator, the Purchaser Agents, the Purchasers and their respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, and all reasonable costs and expenses, if any (including Attorney Costs), of the Administrator, the Purchaser Agents, the Purchasers and their respective Affiliates and agents, in connection with the enforcement of this Agreement and the other Transaction Documents.

(b) In addition, the Seller shall pay on demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder (other than taxes payable on the gross receipts or income of any Indemnified Party), and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 6.5.   No Proceedings; Limitation on Payments.

(a) Each of the Seller, the Servicer, the Administrator, the Purchaser Agents, the Purchasers, each assignee of the Participation or any interest therein, and each Person which enters into a commitment to purchase the Participation or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Note Issuer (including any Uncommitted Purchaser), any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by any such Note Issuer is paid in full.  The provisions of this paragraph shall survive any termination of this Agreement.

(b) Notwithstanding any provisions contained in this Agreement to the contrary, no Uncommitted Purchaser shall or shall be obligated to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Uncommitted Purchaser has received funds which may be used to make such payment and which funds are not required to repay the Notes when due and (ii) after giving effect to such payment, either (x) such Uncommitted Purchaser could issue Notes to refinance all outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Uncommitted Purchaser’s securitization program or (y) all Notes are paid in full.  Any amount which such Uncommitted Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or company obligation of such Uncommitted Purchaser for any such insufficiency unless and until such Uncommitted Purchaser satisfies the provisions of clauses (i) and (ii) above.  The provisions of this paragraph shall survive any termination of this Agreement.  This paragraph (b) shall not act in limitation of any Related Committed Purchasers obligation to make Purchases in accordance with and subject to the terms of Sections 1.1 and 1.2.

Section 6.6.   Confidentiality.

(a) Each of the Administrator, the Indemnified Parties, the Seller and the Servicer shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and all information with respect to the other parties, including all information regarding the business of the Seller and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its directors, officers and employees may (i) disclose such information to its external accountants, attorneys, commercial paper investors, potential commercial paper investors, credit enhancers to the Purchasers (including the directors, officers, external accountants, and attorneys of such credit enhancers) and the agents or advisors of such Persons (“Excepted Persons”) who have a need to know such information, provided that each Excepted Person shall be advised by the party disclosing such information of the confidential nature of the information being disclosed, (ii) disclose the existence of this Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose this Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents or any interest rate swap, exchange or cap agreements for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents or any interest rate swap, exchange or cap agreements, provided that the Persons permitted to make such disclosures under clauses (iii) and (iv) shall also include credit enhancers to the Purchasers.  It is understood that the financial terms that may not be disclosed except in compliance with this Section 6.6(a) include, without limitation, all fees and other pricing terms, and all Termination Events or Unmatured Termination Events, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, the Seller and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrator or any Indemnified Party by each other, (ii) by the Administrator or any Indemnified Party to any prospective or actual assignee or participant of any of them or (iii) by the Administrator or any Indemnified Party to any Rating Agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to a Purchaser and to any officers, directors, employees, outside accountants, advisors, and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information.  In addition, the Indemnified Parties and credit enhancers to the Purchasers, and the Administrator may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrator or any Indemnified Party’s business or that of their affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrator or any Indemnified Party or any affiliate or an officer, director, employer or shareholder thereof is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document pertaining to the transactions contemplated herein approved in advance by the Seller or Servicer or (E) to any affiliate, independent or internal auditor, agent, employee or attorney of the Administrator or any Indemnified Party having a need to know the same, provided that the Administrator or Indemnified Party advises such recipient of the confidential nature of the information being disclosed, or (iii) any other disclosure authorized in writing by the Seller or Servicer.

Section 6.7.   GOVERNING LAW AND JURISDICTION.  (a)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF), EXCEPT TO THE EXTENT THAT THE PERFECTION (OR THE EFFECT OF PERFECTION OR NON-PERFECTION)  OF THE INTERESTS OF THE PURCHASER IN THE POOL RECEIVABLES AND THE OTHER ITEMS DESCRIBED IN SECTION 1.2(d) IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF TEXAS.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PURCHASERS, THE PURCHASER AGENTS, THE SELLER, THE SERVICER AND THE ADMINISTRATOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE PURCHASERS, THE PURCHASER AGENTS, THE SELLER, THE SERVICER AND THE ADMINISTRATOR IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  THE PURCHASERS, THE PURCHASER AGENTS, THE SELLER, THE SERVICER AND THE ADMINISTRATOR EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

Section 6.8.   Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 6.9.   Survival of Termination.  The provisions of Sections 1.8, 1.9, 1.10, 3.1, 6.4, 6.5, 6.6, 6.7 and 6.10 shall survive any termination of this Agreement.

Section 6.10.   WAIVER OF JURY TRIAL.  THE PURCHASERS, THE PURCHASER AGENTS, THE SELLER, THE SERVICER AND THE ADMINISTRATOR EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE.  THE PURCHASERS, THE PURCHASER AGENTS, THE SELLER, THE SERVICER AND THE ADMINISTRATOR EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 6.11.   ENTIRE AGREEMENT.  THIS AGREEMENT AMENDS AND RESTATES IN ITS ENTIRETY THE ORIGINAL AGREEMENT.  AS SO AMENDED, THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PURCHASERS, THE PURCHASER AGENTS, THE SELLER, THE SERVICER AND THE ADMINISTRATOR, AND SUPERSEDES ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.  FOR THE AVOIDANCE OF DOUBT, ANY RECEIVABLES HELD BY A PURCHASER ON THE DATE OF THIS AGREEMENT CONSTITUTE RECEIVABLES FOR ALL PURPOSES OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.  THIS AMENDMENT AND RESTATEMENT OF THE ORIGINAL AGREEMENT SHALL NOT EFFECTUATE A NOVATION OR EXTINGUISHMENT OF THE OBLIGATIONS OUTSTANDING UNDER THE ORIGINAL AGREEMENT, BUT RATHER AN AMENDMENT AND RESTATEMENT OF CERTAIN TERMS GOVERNING SUCH OBLIGATIONS.

Section 6.12.   Headings.  The captions and headings of this Agreement and in any Exhibit hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 6.13.   Purchaser Groups’ Liabilities.  The obligations of each Purchaser Agent and each Purchaser under this Agreement and the other Transaction Documents are solely the corporate obligations of such Person.  No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any stockholder, employee, officer, director or incorporator of such Person; provided, however, that this Section 6.13 shall not relieve any such Person of any liability it might otherwise have for its own gross negligence or willful misconduct.  The agreements provided in this Section 6.13 shall survive termination of this Agreement.

(continued on following page)

1408834 98442494

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PILGRIM’S PRIDE FUNDING CORPORATION,
as Seller

By:                      /s/ Richard A. Cogdill
Name: Richard A. Cogdill
Title:CFO, Secretary & Treasurer

4845 Highway 271 North, Suite A
Pittsburg, Texas 75686
Attention: Richard A. Cogdill
Telephone: (903) 434-1505
Facsimile: (972) 290-8950

PILGRIM’S PRIDE CORPORATION,
as initial Servicer

By:                      /s/ Richard A. Cogdill
Name: Richard A. Cogdill
Title:CFO, Secretary & Treasurer

4845 Highway 271 North
Pittsburg, Texas 75686
Attention: Richard A. Cogdill
Telephone: (903) 434-1505
Facsimile: (972) 290-8950

1408834 98442494                                                                   S-   Receivable Purchase Agreement
 (Pilgrim’s Pride)

BMO CAPITAL MARKETS CORP.,
as Administrator

By:                      /s/ Brian Zaban
Name: Brian Zaban
Title: Managing Director

115 S. LaSalle St., 13W
Chicago, Illinois 60603
Attention:  Brian Zaban
Telephone:  (312) 461-2578
Facsimile:  (312) 461-3189

1408834 98442494                                                                   S-   Receivable Purchase Agreement
 (Pilgrim’s Pride)

BMO CAPITAL MARKETS CORP.,
as Purchaser Agent for the BMOCM Purchaser Group

By:                      /s/ Brian Zaban
Name: Brian Zaban
Title: Managing Director

115 S. LaSalle St., 13W
Chicago, Illinois 60603
Attention:  Brian Zaban
Telephone:  (312) 461-2578
Facsimile:  (312) 461-3189

FAIRWAY FINANCE COMPANY, LLC
as Uncommitted Purchaser and as Related Committed Purchaser for the BMOCM Purchaser Group

By:                      /s/ Philip A. Martone
Name: Philip A. Martone
Title: Vice President

c/o Lord Securities Corporation
48 Wall Street, 27th Floor
New York, New York 10005
Attention: Philip A. Martone
Telephone:  (212) 346-9008
Facsimile:  (212) 346-9012

Commitment:  $300,000,000

1408834 98442494                                                                   S-   Receivable Purchase Agreement
 (Pilgrim’s Pride)

EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).  Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

“Administrator” has the meaning set forth in the preamble to the Agreement.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, other than Permitted Encumbrances, it being understood that a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, in favor of the Purchaser shall not constitute an Adverse Claim.

“Affected Person” has the meaning set forth in Section 1.8.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person, except that with respect to any Purchaser, Affiliate shall mean the holder(s) of its capital stock.

“Aggregate Discount” at any time, means the sum of the aggregate for each Purchaser of the accrued and unpaid Discount with respect to each such Purchaser’s Investment at such time.

“Aggregate Investment” means the amount paid to the Seller in respect of the Participation or portion thereof by all Purchasers pursuant to the Agreement, as reduced from time to time by Collections distributed and applied on account of such Aggregate Investment pursuant to Section 1.4(d) of the Agreement; provided, that if such Aggregate Investment shall have been reduced by any distribution, and thereafter all or a portion of such distribution is rescinded or has otherwise been returned for any reason, such Aggregate Investment shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Applicable Law” means, for purposes of Section 6.6 of this Agreement, for any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Federal Reserve Board), and applicable judgments, decrees, injunctions, writs, orders, or line of action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” has the meaning set forth in the applicable Purchaser Group Fee Letter.

“Assumption Agreement” means an agreement substantially in the form set forth in Annex C to the Agreement.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, to be paid as set forth in the applicable Purchaser Group Fee Letter.

“Average Maturity” means at any time that period of days equal to the average days sales outstanding of the Pool Receivables calculated by the Servicer in the then most recent Servicer Report; provided, that if the Administrator shall disagree with any such calculation, the Administrator may reasonably recalculate such Average Maturity, and any such recalculation upon disclosure to Servicer and Seller shall be prima facie evidence of such Average Maturity.

“Bank Rate” for any Purchaser and for any Yield Period for any Portion of Investment of the Participation means an interest rate per annum equal to the Applicable Margin above the Eurodollar Rate for such Yield Period; provided, further, that in the case of

(i)           any Yield Period on or prior to the first day of which the Administrator or applicable Purchaser Agent shall have been notified by a Liquidity Bank or any Purchaser that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Liquidity Bank or such Purchaser to fund any Portion of Investment (based on the Eurodollar Rate) set forth above (and such Liquidity Bank or such Purchaser, as applicable, shall not have subsequently notified the Administrator or applicable Purchaser Agent that such circumstances no longer exist),

(ii)           any Yield Period of one to (and including) 13 days,

(iii)           any Yield Period as to which the Administrator or applicable Purchaser Agent does not receive notice, by no later than 12:00 noon (Chicago time) on (w) the second Business Day preceding the first day of such Yield Period that the Seller desires that the related Portion of Investment be funded at the CP Rate, (x) the third Business Day preceding the first day of such Yield Period that the Seller desires that the related Portion of Investment be funded at the Bank Rate, or (y) the Seller has given the notice contemplated by clause (w) of this clause (iii) and the Administrator or the applicable Purchaser Agent shall have notified the Seller that funding the related Portion of Investment at the CP Rate is unacceptable to such Purchaser, or

(iv)           any Yield Period relating to a Portion of Investment which is less than $1,000,000,

the “Bank Rate” for each such Yield Period shall be an interest rate per annum equal to the Base Rate in effect on each day of such Yield Period.  Notwithstanding the foregoing, the “Bank Rate” for each day in a Yield Period occurring during the continuance of a Termination Event shall be an interest rate equal to the greater of (a) 2% per annum above the Base Rate in effect on such day and (b) 1% per annum above the CP Rate plus all fees payable pursuant to the Purchaser Group Fee Letters.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, with respect to any Purchaser, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the rate of interest most recently announced by the applicable Purchaser Agent as its prime commercial rate or similar reference rate for United States loans made in the United States.

“BMOCM” has the meaning set forth in the preamble to the Agreement.

“Business Day” means any day on which (i) both (A) the Administrator at its branch office in Chicago, Illinois is open for business and (B) commercial banks in New York City are not authorized or required to be closed for business, and (ii) if this definition of “Business Day” is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock, whether or not outstanding on the date of this Agreement, including, without limitation, any option, warrant or other right relating to any such capital stock.

“Cash Equivalent” shall mean with respect to any Person any short-term investments that are classified as cash equivalents on such Person’s consolidated balance sheet in accordance with generally accepted accounting principles, consistently applied.

“Change in Control” means the occurrence of any of the following:

(i)           the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Pilgrim’s Pride and its subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than a subsidiary of Pilgrim’s Pride;

(ii)           any “person” or “group” (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Pilgrim Family, becomes the ultimate “beneficial owner,” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of more than 50% of the total voting power of the Voting Stock of Pilgrim’s Pride on a fully-diluted basis;

(iii)           the adoption of a plan relating to the liquidation or dissolution of Pilgrim’s Pride;

(iv)           the consummation of any transaction (including, without limitation, any merger, consolidation or recapitalization) to which Pilgrim’s Pride is a party the result of which is that, immediately after such transaction, the holders of all of the outstanding Voting Stock of Pilgrim’s Pride immediately prior to such transaction hold less than 50.1% of the Voting Stock of the Person surviving such transaction, measured by voting power rather than number of shares;

(v)           the first day on which a majority of the members of the Board of Directors of Pilgrim’s Pride are not Continuing Directors; or

(vi)           Pilgrim’ Pride ceases to own at least 100% of the outstanding capital stock of the Seller.

For purposes of this definition:

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Pilgrim’s Pride who:

(i)           was a member of such board of directors on the date hereof; or

(ii)           was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Pilgrim Family” means Lonnie A. “Bo” Pilgrim, his spouse, his issue, his estate and any trust, partnership or other entity primarily for the benefit of him, his spouse and/or issue, including any direct or indirect trustee, managing partner or such other Person serving a similar function.

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Closing Date” means September 26, 2008.

“Collateral Report” means a report, in form and substance satisfactory to the Administrator, which shall be delivered upon request by the Administrator, which request may be made as frequently as each Business Day in the Administrator’s sole discretion.

“Collection Account” means that certain bank account maintained at JPMorgan Chase Bank, N.A. which is (i) identified as the “Pilgrim’s Pride Funding Corporation Collection Account,” (ii) pledged, on a first-priority basis, to the Administrator for the benefit of the Purchasers pursuant to Section 1.2(d), and (iii) is governed by the applicable Lock-Box Agreement.

“Collection Account Bank” means the bank holding the Collection Account.

“Collection Delay Period” means 0.5 times the Average Maturity or such other number of days as the Administrator may from time to time select (after consultation with the Seller) upon three Business Days’ notice to the Seller.

“Collections” means, with respect to any Pool Receivable, (a) all funds which are received by the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including, without limitation, purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including, without limitation, insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Collections deemed to have been received pursuant to Section 1.4(e) and (c) all other proceeds of such Receivable.

“Commitment” means, with respect to each Related Committed Purchaser, the maximum amount which such Purchaser is obligated to pay hereunder on account of any purchase, as set forth below its signature to this Agreement or in the Assumption Agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 6.3(c) or in connection with a change in the Purchase Limit pursuant to Section 1.1(b).

“Commitment Fee” has the meaning set forth in the applicable Purchaser Group Fee Letter.

“Commitment Percentage” means, for each Related Committed Purchaser in a Purchaser Group, such Related Committed Purchaser’s Commitment divided by the total of all Commitments of all Related Committed Purchasers in such Purchaser Group.

“Company Note” has the meaning set forth in Section 3.2 of the Purchase and Contribution Agreement.

“Concentration Percentage” means, for any Obligor, the percentage equal to (a) the aggregate Outstanding Balances of all Eligible Receivables of such Obligor divided by (b) the aggregate Outstanding Balances of all Eligible Receivables then in the Receivables Pool.

“Contract” means, with respect to any Receivable, any and all contracts, understandings, instruments, agreements, invoices, notes, or other writings pursuant to which such Receivable arises or which evidences such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Contributed Receivables” shall have the meaning set forth in Section 3.1 of the Purchase and Contribution Agreement.

“Contributed Value” has the meaning set forth in Section 3.4 of the Purchase and Contribution Agreement.

“Convertible Stock” means preferred stock and other Capital Stock that are convertible, exchangeable or exercisable into Pilgrim’s Pride’s common stock.

“CP Rate” for any Uncommitted Purchaser for any Yield Period for any Portion of Investment of the Participation means, to the extent such Uncommitted Purchaser funds such Portion of Investment for such Yield Period by issuing Notes, a rate per annum equal to the sum of (i) the rate (or if more than one rate, the weighted average of the rates) at which Notes of such Uncommitted Purchaser having a term equal to such Yield Period and to be issued to fund such Portion of Investment may be sold by any placement agent or commercial paper dealer selected by the applicable Purchaser Agent on behalf of the related Uncommitted Purchaser, as agreed between each such agent or dealer and the applicable Purchaser Agent and notified by the applicable Purchaser Agent to the Servicer; provided, that if the rate (or rates) as agreed between any such agent or dealer and applicable Purchaser Agent with regard to any Yield Period for such Portion of Investment is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum, plus (ii) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Notes, expressed as a percentage of such face amount and converted to an interest-bearing equivalent rate per annum.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Servicer in effect on the date of the Agreement and attached as Schedule I hereto, as modified in compliance with the Agreement.

“Debt” of any Person means as of any time the same is to be determined, the aggregate of:

(a)           all indebtedness, obligations and liabilities of such Person with respect to borrowed money (including by the issuance of debt securities);

(b)           all guaranties, endorsements and other contingent obligations of such Person with respect to indebtedness arising from money borrowed by others;

(c)           all reimbursement and other obligations with respect to letters of credit, bankers acceptances, customer advances and other extensions of credit whether or not representing obligations for borrowed money;

(d)           the aggregate of the principal components of all leases and other agreements for the use, acquisition or retention of real or personal property which are required to be capitalized under generally accepted accounting principles consistently applied;

(e)           all indebtedness, obligations and liabilities representing the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business);

(f)           all indebtedness secured by a lien on the Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness;

(g)           in the case of Pilgrim’s Pride, all indebtedness, obligations and liabilities of Pilgrim’s Pride relating to any Convertible Stock that Pilgrim’s Pride has elected to treat as Debt; and

(h)           all net obligations of such Person under any agreement providing for an interest rate swap, cap, cap and floor, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described in this definition.

“Default Ratio” means the ratio (expressed as a percentage and rounded upward to the nearest 1/100 of 1%) computed as of the last day of each Fiscal Month by dividing (i) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such Fiscal Month or that would have been Defaulted Receivables on such day had they not been written off the books of the Seller during such month by (ii) the Outstanding Balance of the Pool Receivables as of such day.

“Defaulted Receivable” means a Receivable:

(i)           as to which any payment, or part thereof, remains unpaid for 91 days or more from the invoice date for such Receivable;

(ii)           as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V hereto; or

(iii)           which, consistent with the Credit and Collection Policy, would be written off the Seller’s books as uncollectible.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded upward to the nearest 1/100 of 1%) computed as of the last day of each Fiscal Month by dividing (i) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (ii) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable which is not a Defaulted Receivable and:

(i)           as to which any payment, or part thereof, remains unpaid for 61 days or more from the invoice date for such Receivable; or

(ii)           which, consistent with the Credit and Collection Policy, would be classified as delinquent by the Seller.

“Designated Obligor” means, at any time, all Obligors except any Obligor as to which the Administrator has given notice to Seller that such Obligor shall not be considered a Designated Obligor, such notice to become effective on the last day of the Fiscal Month in which such notice is given.

“Dilution Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded upwards to the nearest 1/100th of 1%) of (a) the extent to which the aggregate Outstanding Balance of all Pool Receivables during such period that have been reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any discount or adjustment made by Seller or Servicer or any dispute between the Seller or the Servicer and an Obligor, to (b) the aggregate amount of Collections of Pool Receivables actually received during such period.

“Discount” means with respect to any Purchaser:

(i)           for the Portion of Investment of the Participation for any Yield Period with respect to any Purchaser to the extent such Purchaser will be funding such Portion of Investment on the first day of such Yield Period through the issuance of Notes,

CPR x I x ED/360 + TF

(ii)           for the Portion of Investment of the Participation for any Yield Period with respect to any Purchaser to the extent such Purchaser will not be funding such Portion of Investment on the first day of such Yield Period through the issuance of Notes,

BR x I x ED/Year + TF

where:

BR	=	the Bank Rate for the Portion of Investment of the Participation for such Yield Period with respect to such Purchaser

I	=	the Portion of Investment of the Participation during such Yield Period with respect to such Purchaser

CPR	=	the CP Rate for the Portion of Investment of the Participation for such Yield Period with respect to such Purchaser

ED	=	the actual number of days during such Yield Period

Year	=	if such Portion of Investment is funded based upon: (i) the Eurodollar Rate, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable

TF	=	the Termination Fee, if any, for the Portion of Investment of the Participation for such Yield Period with respect to such Purchaser provided, however, that during the occurrence and continuance of a Termination Event, the CP Rate shall not be available and Discount for each Portion of Capital shall be determined for each day in a Yield Period using a rate equal to the Base Rate in effect on such day plus 2.0%; provided, further, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided, further, that Discount for the Portion of Investment of the Participation shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Discount Reserve” for the Participation at any time means (a) the sum of (i) the Termination Discount at such time for the Participation, and (ii) the then accrued and unpaid Discount for the Participation, divided by (b) 1 minus the Loss Percentage.

“Dividends” means any dividend or distribution (in cash or obligations) on any shares of any class of Seller’s capital stock or any warrants, options or other rights with respect to shares of any class of Seller’s capital stock.

“EBITDA” means, with reference to any period, the earnings of Pilgrim’s Pride and its subsidiaries on a consolidated basis for such period plus (i) the sum of all amounts deducted arriving at such earnings amount in respect of (A) Interest Expense for such period, (B) income tax obligations of Pilgrim’s Pride and its subsidiaries for such period, (C) depreciation and amortization charges of Pilgrim’s Pride and its subsidiaries for such period, (D) extraordinary losses of Pilgrim’s Pride and its subsidiaries for such period, and (E) with the Administrator’s consent, Restructuring Charges of Pilgrim’s Pride and its subsidiaries for such period, minus (ii) extraordinary gains of Pilgrim’s Pride and its subsidiaries for such period, all as determined on the basis of generally accepted accounting principles consistently applied.

“Eligible Assignee” means (i) any existing Purchaser or (ii) a commercial bank (or commercial paper conduit formed by a commercial bank) having a combined capital and surplus of at least $250,000,000 and a short-term debt or deposit rating of A-1 or better by S&P and P-1 or better by Moody’s.

“Eligible Receivables” means, at any time, Receivables:

(i)           the Obligor of which is (i) a United States resident, (ii) not a government or a governmental subdivision, affiliate or agency, (iii) not an Affiliate of Pilgrim’s Pride or any Affiliate of Pilgrim’s Pride, and (iv) not subject to an exchange agreement with the Originator;

(ii)           which are denominated and payable only in U.S. dollars in the United States;

(iii)           which have a stated maturity and which stated maturity is not more than 60 days after the date on which such Receivable was invoiced;

(iv)           which arise under a Contract which is in full force and effect and which is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms; except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law or (ii) the availability of the remedy of specific performance or any other equitable remedies subject to the discretion of the courts;

(v)           which conform in all material respects with all applicable laws, rulings and regulations in effect;

(vi)           which are not the subject of any asserted dispute, offset, hold back defense, Adverse Claim or other claim and which do not arise from the sale of inventory which is subject to any Adverse Claim;

(vii)           which comply with the requirements of the Credit and Collection Policy;

(viii)                      which arise from the sale and delivery of goods or services in the ordinary course of the applicable Originator’s (including the applicable Transferor’s) business;

(ix)           which do not require the consent of the related Obligor to be sold or assigned;

(x)           which have not been modified or restructured since their creation, except as permitted pursuant to Section 4.2 of the Agreement;

(xi)           in which the Seller owns good and valid title and which are freely assignable by the Seller;

(xii)           for which the Administrator, for the benefit of the Purchasers, shall have a valid and enforceable undivided percentage ownership interest, to the extent of the Participation, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(xiii)                      which constitute accounts (and the Administrator, for the benefit of the Purchasers, has not informed the Seller that such account is not acceptable) as defined in the UCC, and which are not evidenced by instruments or chattel paper;

(xiv)                      which are not Defaulted Receivables or Delinquent Receivables;

(xv)           the Obligor of which is not the Obligor of Defaulted Receivables in an aggregate amount in excess of 10% of the aggregate Outstanding Balance of all Receivables of such Obligor;

(xvi)                      the Obligor of which is a Designated Obligor; and

(xvii)                      which do not constitute “bill and hold” or “goods on consignment” receivables;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” shall mean with respect to any Person, at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with such Person as a single employer under Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Eurodollar Rate” means, for any Yield Period, an interest rate per annum (rounded upward to the nearest 1/100th of 1%) determined pursuant to the following formula:

Eurodollar Rate =                                           LIBOR
1.00 - Eurodollar Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means, for any Yield Period, the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect on the date LIBOR for such Yield Period is determined under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to “Eurocurrency” funding (currently referred to as “Eurocurrency liabilities”) having a term comparable to such Yield Period.

“Excepted Person” has the meaning set forth in Section 6.6(a).

“Exiting Notice” has the meaning set forth in Section 1.1(d).

“Exiting Purchaser” has the meaning set forth in Section 1.1(d).

“Facility Termination Date” means the earlier of (a) August 20, 2012, (b) the date determined pursuant to Section 2.2 and (c) the Scheduled Commitment Termination Date.

“Federal Funds Rate” means, for any period, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective)”.  If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such day under the caption “Federal Funds Effective Rate.”  If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrator of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrator.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Final Payout Date” means the date following the Facility Termination Date on which no Investment or Discount in respect of the Participation under the Agreement shall be outstanding and all other amounts payable by the Originator, the Seller or the Servicer to the Purchasers, the Purchaser Agents, the Administrator or any other Affected Person under the Transaction Documents shall have been paid in full.

“Fiscal Month” means each accounting period listed on Schedule IV hereto, as updated with respect to additional accounting periods by notice from the Servicer to the Administrator and each Purchaser Agent.

“Fiscal Year” shall mean the 52 or 53 week period ending on the Saturday closest to September 30 in each calendar year, regardless of whether such Saturday occurs in September or October of any calendar year.

“Fixed Charge Coverage Ratio” with respect to any Person shall mean the ratio of (a) the sum of EBITDA and all amounts payable under all non-cancellable operating leases (determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied) for the period in question, to (b) the sum of (without duplication) (i) Interest Expense for such period, (ii) the sum of the scheduled current maturities (determined in accordance with generally accepted accounting principles consistently applied) of Debt during the period in question, (iii) all amounts payable under non-cancellable operating leases (determined as aforesaid) during such period, and (iv) without duplication, all amounts payable with respect to capitalized leases (determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied) for the period in question; provided, that, for purposes of calculating the Fixed Charge Coverage Ratio, the term “Debt” shall not include (i) indebtedness related to the Protein IRB Bonds to the extent proceeds remain held in trust and are not paid to Pilgrim’s Pride pursuant to the terms of the bond documents pursuant to which the Protein IRB Bonds were issued, (ii) indebtedness related to the Intercompany Bonds so long as Pilgrim’s Pride or a subsidiary of Pilgrim’s Pride remains the holder of such Intercompany Bonds and (iii) any other indebtedness so long as the trustee in respect of such indebtedness holds cash and Cash Equivalents in an amount sufficient to repay the principal balance of such indebtedness, subject to the Administrator’s reasonable verification that such cash and Cash Equivalents are held by a trustee for the sole purpose of insuring such repayment.

“Funded Purchase” means a purchase or deemed purchase of undivided percentage ownership interests with regard to the Participation under the Agreement which is paid for in cash (other than through reinvestment of Collections pursuant to Section 1.4(b) of the Agreement).

“GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.

“Good Faith Contest” means the contest of an item if (a) the item is diligently contested in good faith by appropriate proceedings timely instituted, (b) either the item is (i) bonded or (ii) adequate reserves are established with respect to the contested item if and to the extent reasonably satisfactory to the Administrator, and (c) during the period of such contest, the enforcement of any contested item is effectively stayed.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group Commitment” means with respect to any Purchaser Group the aggregate of the Commitments of each Related Committed Purchaser within such Purchaser Group.

“Group Investment” means with respect to any Purchaser Group, an amount equal to the aggregate of all Investments of the Purchasers within such Purchaser Group.

“Harris” means Harris Bank, N.A.

“Indemnified Amounts” has the meaning set forth in Section 3.1.

“Indemnified Party” has the meaning set forth in Section 3.1.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidations, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intangible Assets” shall mean license agreements, trademarks, trade names, patents, capitalized research and development, proprietary products (the results of past research and development treated as long term assets and excluded from Inventory) and goodwill (all determined on a consolidated basis  in accordance with generally accepted  accounting  principles consistently applied).

“Intercompany Bonds” shall mean (a) those certain existing industrial revenue bonds in the aggregate principal amount of approximately $57.5 million, assigned to Pilgrim’s Pride or a subsidiary of Pilgrim’s Pride, in connection with and as part of the acquisition by Pilgrim’s Pride of the stock of certain subsidiaries of ConAgra Foods, Inc., a Delaware corporation, which bonds are provided by or through state and local governmental agencies, the proceeds of which were used to finance the acquisition and construction of specified projects, and (b) any industrial revenue bonds, notes, debentures or similar instruments issued by a governmental entity on behalf of Pilgrim’s Pride or a Subsidiary and concurrently with or following the issuance purchased by Pilgrim’s Pride or a Subsidiary.

“Interest Expense” for any period shall mean all interest charges during such period, including all amortization of debt discount and expense and imputed interest with respect to capitalized lease obligations, determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied, including without limitation dividends relating to Convertible Stock that is classified as debt under generally accepted accounting principles, consistently applied, or which Pilgrim’s Pride elects to treat as Debt under this Agreement.

“Inventory” with respect to any Person shall mean all raw materials, work in process, finished goods, and goods held for sale or lease or furnished or to be furnished under contracts of service in which such Person or any subsidiary now has or hereafter acquires any right.

“Investment” means with respect to any Purchaser the amount paid to the Seller by such Purchaser in respect of the Participation by such Purchaser pursuant to the Agreement, or such amount divided or combined in accordance with Section 1.7, in each case reduced from time to time by Collections distributed and applied on account of such Investment pursuant to Section 1.4(d). If such Investment shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Investment shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

“Investment Grade” means, with respect to any Person’s long term public senior debt securities, a rating of at least BBB- by S&P or Baa3 by Moody’s; provided, that if such Person’s long term public senior debt securities are rated by more than one of the foregoing rating agencies, then each such rating agency which rates such securities shall have given them a rating at least equal to the categories specified above.

“Key Person Event” means an event that shall occur if at any time (a) Richard Cogdill (or, upon thirty (30) days’ notice, such successor acceptable to and consented to in writing by the Administrator) (i) ceases to hold the position of Chief Financial Officer or (ii) ceases to be involved in the day-to-day management and operations of Pilgrim’s Pride in connection with this purchase facility in a capacity at least equal to his capacity on the Closing Date or (b) Jana Owens (or, upon thirty (30) days’ notice, such successor acceptable to and consented to in writing by the Administrator) (i) ceases to hold the positions of Vice President and Assistant to the Treasurer and Chief Financial Officer or (ii) ceases to be involved in the day-to-day management and operations of Pilgrim’s Pride in connection with this purchase facility in a capacity at least equal to her capacity on the Closing Date.

“Leverage Ratio” with respect to any Person shall mean the ratio for such Person and its subsidiaries, determined on a consolidated basis (as calculated on the last day of each fiscal quarter of such Person) of (a) an amount equal to the sum of the aggregate outstanding principal amount of all Debt (other than Debt consisting of reimbursement and other obligations with respect to undrawn letters of credit), minus the aggregate principal amount of all cash and Cash Equivalents reflected on such Person’s balance sheet that is not restricted to secure the payment of off-balance sheet liabilities of such Person or any subsidiary, to (b) the amount included in clause (a), above, plus the Net Worth of such Person; provided, that, for purposes of calculating the Leverage Ratio, the terms “Debt” and “Total Liabilities” shall not include (a) indebtedness of Pilgrim’s Pride related to the Protein IRB Bonds to the extent proceeds remain held in trust and are not paid to Pilgrim’s Pride pursuant to the terms of the bond documents pursuant to which the Protein IRB Bonds were issued, (b) indebtedness related to the Intercompany Bonds so long as Pilgrim’s Pride or a subsidiary of Pilgrim’s Pride remains the holder of such Intercompany Bonds, and (c) any other indebtedness so long as the trustee in respect of such indebtedness holds cash and Cash Equivalents in an amount sufficient to repay the principal balance of such indebtedness, subject to the Administrator’s reasonable verification that such cash and Cash Equivalents are held by a trustee for the sole purpose of insuring such repayment.

“LIBOR” means the rate of interest per annum (i) for deposits in U.S. dollars for a period equal to such Yield Period which appears on Reuters Page LIBOR01 or (ii) if such rate does not appear on Reuters Page LIBOR01, determined by the Liquidity Agent to be the arithmetic mean (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates of interest per annum notified to the Liquidity Agent as the rate of interest at which dollar deposits in the approximate amount of the Investment associated with such Yield Period would be offered to major banks in the London interbank market at their request, in each case at or about 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Yield Period.

“Limited Duration Waiver Agreement” means the Limited Duration Waiver Agreement dated as of September 26, 2008, among Pilgrim’s Pride, the Seller, the Purchasers and Purchaser Agents named therein and the Administrator.

“Liquidation Account” means (i) a bank account which is (a) identified as the “Pilgrim’s Pride  Funding Corporation Liquidation Account,” (b) pledged, on a first-priority basis, to the Administrator on behalf of the Purchasers pursuant to Section 1.2(d), and (c) is governed by the Liquidation Account Agreement or (ii) any other bank account designated by the Administrator in writing as the “Liquidation Account”.

“Liquidation Account Agreement” means a letter agreement, in the form of Exhibit VII to the Agreement, among the Seller, the Administrator and the Liquidation Account Bank, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Agreement.

“Liquidation Account Bank” means the bank holding the Liquidation Account.

“Liquidity Agent” means each of the banks acting as agent for the various Liquidity Banks under each Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases or advances to, or purchase assets from, any Uncommitted Purchaser in order to provide liquidity for such Uncommitted Purchaser.

“Liquidity Bank” means each bank or other financial institution that provides liquidity support to any Uncommitted Purchaser pursuant to the terms of a Liquidity Agreement.

“Lock-Box Account” means an account maintained at a bank or other financial institution for the purpose of receiving Collections established pursuant to Section 4.3, including, without limitation, the Collection Account, and as listed on Schedule II.

“Lock-Box Agreement” means an agreement, in form and substance satisfactory to the Administrator, among the Seller, the Servicer, the Administrator and each Lock-Box Bank, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Agreement.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Percentage” means, on any date, the greatest of (i) 5 times the sum of (x) the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months, plus (y) the greater of (1) the highest average of the Dilution Ratios for any three consecutive calendar months during the twelve most recent calendar months and (2) 2.25%, (ii) 4 times the quotient (expressed as a percentage) of (x) the aggregate Outstanding Balance of the Eligible Receivables then included in the Net Receivable Pool Balance of the non-Investment Grade Obligor with the greatest amount of Receivables included in the Net Receivables Pool Balance divided by (y) Net Receivables Pool Balance on such date, and (iii) 18%.

“Loss Reserve” means, for the Participation, on any date, an amount equal to

LP x NRPB

where:

LP                      =           the Loss Percentage for the Participation on such date.

NRPB                                =           Net Receivables Pool Balance.

“Loss-to-Liquidation Ratio” means the ratio (expressed as a percentage and rounded upward to the nearest 1/100th of 1%) computed as of the last day of each Fiscal Month by dividing (i) the aggregate Outstanding Balance of all Pool Receivables written off by the Seller, or which should have been written off by the Seller in accordance with the Credit and Collection Policy, during such Fiscal Month by (ii) the aggregate amount of Collections of Pool Receivables actually received during such period.

“Majority Purchasers” means, at any time, the Related Committed Purchasers whose Commitments aggregate more than 66-2/3% of the aggregate of the Commitments of all Purchasers; provided, however, that so long as any one Related Committed Purchaser’s Commitment is greater than 50% of the aggregate Commitments and there is more than one Related Committed Purchaser, then “Majority Purchasers” shall mean a minimum of two Related Committed Purchasers whose Commitments aggregate more than 66-2/3% of the aggregate Commitments.

“Material Adverse Effect” has the meaning set forth in Section 5.20 of the Purchase and Contribution Agreement.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Net Income” of any Person shall mean the net income of such Person and its subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

“Net Receivables Pool Balance” means at any time an amount equal to the sum of (a) the aggregate Outstanding Balances of Eligible Receivables then in the Receivables Pool minus (b) the aggregate amount of any accounts payable which are greater than 15 days past the date on which such accounts payable became due, owed by Pilgrim’s Pride to any Poultry Grower under any Poultry Growing Arrangement, minus (c) the aggregate amount by which the Outstanding Balance of the Eligible Receivables of each Obligor then in the Receivables Pool exceeds the product of (A) the Normal Concentration Percentage for such Obligor multiplied by (B) the Outstanding Balance of the Eligible Receivables then in the Receivables Pool.

“Net Worth” of any Person shall mean the Total Assets minus the Total Liabilities of such Person and its subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

“Normal Concentration Percentage” means, at any time, (a) for any Obligor that is not a Special Obligor, 3%; or (b) for any Obligor that is a Special Obligor, (i) if such Special Obligor is rated A+ or better by S&P and A1 or better by Moody’s, 12% or (ii) if such Special Obligor is not so rated but is rated at least BBB- by S&P and Baa3 by Moody’s, 6%.  If the ratings from S&P and Moody’s fall within different categories, the Normal Concentration Percentage shall be based on the category in which the lower of the two ratings falls.  If any Obligor is rated only by S&P or only by Moody’s, the Normal Concentration Percentage shall be based on the rating by such Rating Agency without regard to a rating by any other Rating Agency.

“Note Issuer” has the meaning set forth in Section 6.3(e).

“Notes” means short-term promissory notes issued or to be issued by any Note Issuer (including, without limitation, any Uncommitted Purchaser) to fund its investments in accounts receivable or other financial assets.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Original Agreement” has the meaning set forth in the preamble to the Agreement.

“Original Agreement Outstanding Amounts” has the meaning set forth in the preamble to the Agreement.

“Originator” means, individually or collectively, as the context may require (a) Pilgrim’s Pride, as the transferor of Receivables to the Seller under the Purchase and Contribution Agreement described in clause (i) of the definition thereof and (b) each Transferor, as a transferor of Receivables to Pilgrim’s Pride under a Purchase Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof; provided, however, that the aggregate Outstanding Balance of the Receivables owed by any Obligor and its Affiliates shall be reduced (but not to an amount less than zero) by the amount of any payment obligations owed by the Originator and its Affiliates to such Obligor.

“Participant” has the meaning set forth in Section 6.3(b).

“Participation” means, at any time, the undivided percentage ownership interest of the Administrator for the benefit of the Purchasers in (i) each and every Pool Receivable now existing or hereafter arising, other than any Pool Receivable that arises on or after the Facility Termination Date, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.  Such undivided percentage interest shall be computed as

I + DR + LR  + SFR
NRB

where:

I	=	the Investment of the Participation at the time of computation.

DR	=	the Discount Reserve of the Participation at the time of computation.

LR	=	the Loss Reserve of the Participation at the time of computation.

SFR	=	the Servicing Fee Reserve of the Participation at the time of computation.

NRB	=
the Net Receivables Pool Balance at the time of computation; provided, that solely for purposes of clause (i) of Exhibit V, NRB shall equal the sum of (a) the Net Receivables Pool Balance at the time of computation plus (b) amounts then on deposit in the Lock-Box Accounts, Collection Account and/or Liquidation Account and available for and applicable to the payment of principal in respect of the Aggregate Investment outstanding at the time of computation.

The Participation shall be determined from time to time pursuant to the provisions of Section 1.3.

“Payment Date” has the meaning set forth in Section 1.4 of the Purchase and Contribution Agreement.

“Permitted Encumbrance” means (a) liens created or arising in favor of Administrator for the benefit of Purchasers pursuant to the Transaction Documents; and (b) solely in the case of any Originator (i) liens for taxes, assessments or other governmental charges which are not delinquent or, if delinquent, are subject of a Good Faith Contest and with respect to which proper reserves have been established by the applicable Originator in accordance with GAAP; provided, that the lien shall have no effect on the priority of the liens in favor of Administrator or in any material respect on the value of the assets in which Administrator has such a lien and a stay of enforcement of any such lien shall be in effect; (ii) judgment liens (not relating to any Receivables, Related Security or Collections or any interest in the Seller), not in excess of $30,000,000, that have been stayed or bonded and are subject of a Good Faith Contest by the applicable Originator; provided that proper reserves have been established therefor by such Originator in accordance with GAAP, and (iii) mechanics’, workers’, materialmen’s or other like liens (not relating to any Receivables, Related Security or Collections or any interest in the Seller), not in excess of $10,000,000, arising in the ordinary course of such Originator’s business with respect to obligations which are not due or which are subject of a Good Faith Contest by such Originator and for which proper reserves have been established in accordance with GAAP, and which have not been outstanding for longer than 30 days.

“Permitted Investments” means any US Dollar-denominated investment that is issued after July 18, 1984 and, at the time of acquisition, is one or more of the following obligations or securities:

a) direct obligations of, or obligations the timely payment of principal of and interest on, which is fully and expressly guaranteed by, the United States, or any agency or instrumentality of the United States; or

b) demand and time deposits in, certificates of deposit of, bankers’ acceptances issued by, or federal funds sold by, any depository institution or trust company incorporated under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to the supervision and examination by federal and/or state banking authorities so long as the commercial  paper and/or the debt obligations of such depositary institution or trust company (or, in the case of the principal depositary institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have (i) with respect to such investments having a maturity of 30 days or less a short-term credit rating of not less than “P-1” by Moody’s and “A-1” by S&P and (ii) with respect to all other such investments, a long-term credit rating of not less than “A1” by Moody’s and “A+” by S&P; or

c) unleveraged repurchase or forward purchase obligations with respect to (i) any security described in clause (a) above or (ii) any other security issued or guaranteed by an agency or instrumentality of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clause (b) above or entered into with a corporation (acting as principal) whose long-term rating is (A) with respect to such investments having a maturity of 30 days or less a short-term credit rating of not less than “P-1” by Moody’s and “A-1” by S&P and (B) with respect to all other such investments, a long-term credit rating of not less than “A1” by Moody’s and “A+” by S&P; provided, that the issuer of the underlying security thereof must also have at the time of such investment a long-term credit rating of not less than “Aaa” by Moody’s and “AAA” by S&P; or

d) commercial paper or other similar short-term obligations having at the time of such investment a short-term credit rating of not less than “P-1” by Moody’s and “A-1” by S&P for Eligible Investments which have a maturity of 30 days or less; or

e) money market funds which have at all times the highest credit rating assigned by each of S&P and Moody’s; or

f) any other investment similar to those described in clauses (a) through (d) above that has (i) with respect to such investments having a maturity of 30 days or less a short-term credit rating of not less than “P-1” by Moody’s and “A-1” by S&P and (ii) with respect to all other such investments, a long-term credit rating of not less than “A1” by Moody’s and “A+” by S&P;

provided that mortgage-backed securities and Interest Only Securities shall not constitute Permitted Investments; and provided, further, that Permitted Investments shall not (a) include obligations bearing interest at inverse floating rates; (b) have payments subject to foreign or United States withholding tax; (c) have been purchased for a price in excess of par and (d) have an S&P rating which contains a subscript “r”, “t”, “p”, “pi” or “q”.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Pilgrim’s Pride” has the meaning set forth in the preamble to the Agreement.

“Plan” means any employee benefit plan covering any officers or employees of Pilgrim’s Pride or any Subsidiary, any benefits of which are, or are required to be, guaranteed by the Pension Benefit Guaranty Corporation.

“Pool Assets” has the meaning set forth in Section 1.2(d).

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Investment” has, with respect to any Purchaser, the meaning set forth in Section 1.7.  In addition, with respect to any Purchaser, at any time when the Investment of the Participation is not divided into two or more portions, “Portion of Investment” means 100% of the Investment of the Participation.

“Poultry Grower” means any Person engaged in the business of raising and caring for live poultry.

“Poultry Growing Arrangement” means any growout contract, marketing agreement or any other arrangement under which a Poultry Grower raises and cares for live poultry.

“Prime Rate” has the meaning set forth in Section 2.1 of the Purchase and Contribution Agreement.

“Program Fee” has the meaning set forth in the applicable Purchaser Group Fee Letter.

“Program Support Agreement” means and includes each Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of any Purchaser, the issuance of one or more surety bonds for which such Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by such Purchaser to any Program Support Provider of the Participation (or portions thereof) and/or the making of loans and/or other extensions of credit to such Purchaser in connection with such Purchaser’s securitization program, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes with respect to each Uncommitted Purchaser any Liquidity Bank and any other or additional Person (other than any customer of the Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Uncommitted Purchaser or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with any Uncommitted Purchaser’s securitization program.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed or tangible or intangible.

“Protein IRB Bond” shall mean Pilgrim’s Pride’s obligations pursuant to that certain Loan Agreement dated as of June 5, 1999 between Pilgrim’s Pride and the Camp County Industrial Development Corporation and in connection with the related bonds issued by the Camp County Industrial Development Corporation.

“Purchase” has the meaning set forth in Section 1.1(a).

“Purchase Agreement” means each of (i) the Purchase Agreement dated as of December 31, 2003, among Pilgrim’s Pride, as buyer and each of the various Transferors from time to time parties thereto, as sellers, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and (ii) with the written consent of the Administrator, and upon receipt by the Administrator of opinions and such other documents as requested by the Administrator in connection therewith, any other Purchase Agreement entered into from time to time by Pilgrim’s Pride as buyer and each of the various Transferors from time to time parties thereto, as sellers, as each such agreement may be amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“Purchase and Contribution Agreement” means, as the context may require, either or both of (i) the Purchase and Contribution Agreement, dated as of June 26, 1998, among Pilgrim’s Pride, the Servicer and the Seller, as amended through the date hereof and as the same may be modified, supplemented, amended and amended and restated from time to time in accordance with the Transaction Documents and (ii) each Purchase Agreement, as amended through the date hereof and as the same may be modified, supplemented, amended and amended and restated from time to time in accordance with the Transaction Documents.

“Purchase and Sale Indemnified Amount” has the meaning set forth in Section 9.1 of the Purchase and Contribution Agreement.

“Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Purchase and Contribution Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Purchase and Contribution Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Purchase and Contribution Agreement.

“Purchase Facility” has the meaning set forth in Section 1.1 of the Purchase and Contribution Agreement.

“Purchase Limit” means the lesser of (a) the aggregate of the Commitments of each Related Committed Purchaser at such time and (b) the aggregate of the Group Commitments with respect to each Purchaser Group at such time, as such amount may be reduced pursuant to Section 1.1(b) or otherwise in connection with any Exiting Purchaser.  References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the then outstanding Investment of the Participation under the Agreement.

“Purchase Price” has the meaning set forth in Section 2.1 of the Purchase and Contribution Agreement.

“Purchase Report” has the meaning set forth in Section 2.1 of the Purchase and Contribution Agreement.

“Purchaser” means each Uncommitted Purchaser and Related Committed Purchaser, as applicable.

“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to the Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent pursuant to an Assumption Agreement or a Transfer Supplement.

“Purchaser Group” means, for each Uncommitted Purchaser, such Uncommitted Purchaser, its Related Committed Purchasers (if any) and its related Purchaser Agent.

“Purchaser Group Fee Letter” has the meaning set forth in Section 1.5.

“Purchaser’s Account” means the account maintained by the applicable Purchaser Agent for the Purchasers in such Purchaser Agent’s Purchaser Group; in the case of the BMOCM Purchaser Group, the “Purchaser’s Account” means the special account (account number 2545804) of the Purchaser maintained at the office of Harris in Chicago, Illinois (ABA #071-000-288) or such other account as may be so designated in writing to the Seller and the Servicer.

“Purchasing Related Committed Purchaser” has the meaning set forth in Section 6.3(c).

“Ratable Share” means, for each Purchaser Group, such Purchaser Group’s aggregate Commitments divided by the aggregate Commitments of all Purchaser Groups.

“Rate Variance Factor” means 1.50.

“Rating Agencies” means Moody’s and S&P.

“Receivable” means any indebtedness and other obligations owed to any Originator (including any applicable Transferor) or the Seller or any right of any Originator (including any applicable Transferor) or Seller to payment from or on behalf of an Obligor, or any right to reimbursement for funds paid or advanced by such Originator or Seller on behalf of an Obligor, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, however arising in connection with the sale of goods or the rendering of services by such Originator or Seller (whether or not earned by performance), and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto.  Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means at any time all of the then outstanding Receivables.

“Related Committed Purchaser” means each of the financial institutions identified on the signature pages hereto as a “Related Committed Purchaser” and its respective successors and assigns.

“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Contribution Agreement.

“Related Security” means, with respect to any Receivable:

(i)           all of the Seller’s or the applicable Originator’s (including the applicable Transferor’s) interest in any goods (including returned goods), and documentation or title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable;

(ii)           all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings signed by an Obligor relating thereto; and

(iii)           all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable whether pursuant to the Contract related to such Receivable or otherwise.

“Restructuring Charges” means asset impairment charges, lease termination costs, severance costs, facility shutdown costs and other related restructuring charges related to or associated with a permanent reduction in capacity, closure of plants or facilities, cut-backs or plant closures or a significant reconfiguration of a facility.

“S&P” means Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc. or any successor to its rating business.

“Scheduled Commitment Termination Date” means August 14, 2009, as such date may be extended from time to time in accordance with Section 1.1(d)

“Seller” has the meaning set forth in the preamble to the Agreement.

“Servicer” has the meaning set forth in the preamble to the Agreement.

“Servicer Report” means a report, in substantially the form of Annex A hereto, furnished by the Servicer to the Administrator and each Purchaser Agent pursuant to the Agreement.

“Servicer Report Date” means the 15th Business Day following the last day of each Fiscal Month.

“Servicing Fee” shall mean the fee referred to in Section 4.6.

“Servicing Fee Reserve” for the Participation at any time means the sum of (i) the unpaid Servicing Fee relating to the Participation accrued to such time, plus (ii) an amount equal to (a) the Net Receivables Pool Balance at the time of computation multiplied by (b) the product of (x) the percentage per annum at which the Servicing Fee is accruing on such date and (y) a fraction having the sum of the Average Maturity plus the Collection Delay Period (each as in effect at such date) as its numerator and 360 as its denominator.

“Settlement Period” for each Portion of Investment means each period commencing on the first day and ending on the last day of each Yield Period for such Portion of Investment and, on and after the Termination Date, such period (including, without limitation, a period of one day) as shall be selected from time to time by the Administrator.

“Solvent” has the meaning set forth in Section 5.20 of the Purchase and Contribution Agreement.

“Special Obligor” means an Obligor having a long-term public senior debt rating of at least Investment Grade or which has been approved by the Administrator and the Majority Purchasers; provided, however, that, to the extent required by the securitization program of any Uncommitted Purchaser, each of the Rating Agencies shall have provided a notice in writing to the Administrator and each applicable Purchaser Agent to the effect that the inclusion of such Obligor as a Special Obligor will not result in the downgrading or withdrawal of such Rating Agencies’ current rating of such Notes.

“Sub-Servicer” shall have the meaning set forth in Section 4.1(d).

“Subsidiary” means, collectively, any corporation or other entity at least a majority of the outstanding voting equity interests (other than directors’ qualifying shares) (measured by voting power rather than number of shares) of which is at the time owned directly or indirectly by Pilgrim’s Pride or by one or more subsidiaries or by Pilgrim’s Pride and one or more subsidiaries.

“Tangible Net Worth” of any Person (as calculated on the last day of each fiscal quarter of such Person), shall mean the Net Worth of such Person minus the amount of all Intangible Assets of such Person on such date and its subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

“Termination Date” means the earlier of (i) the Business Day which the Seller so designates by notice to the Administrator at least 30 Business Days in advance and (ii) the Facility Termination Date.

“Termination Day” means (i) each day on which the conditions set forth in Section 2 of Exhibit II are not satisfied and (ii) each day which occurs on or after the Termination Date.

“Termination Discount” means, for the Participation on any date, an amount equal to the Rate Variance Factor on such date multiplied by the product of (i) the Investment of the Participation on such date and (ii) the product of (a) the Base Rate for the Participation plus 2% per annum for a 30-day Yield Period deemed to commence on such date and (b) a fraction having as its numerator the sum of the Average Maturity plus the Collection Delay Period (each as in effect at such date) and 360 as its denominator.

“Termination Event” has the meaning specified in Exhibit V.

“Termination Fee” means, for any Yield Period during which a Termination Day occurs, the amount, if any, by which (i) the additional Discount (calculated without taking into account any Termination Fee or any shortened duration of such Yield Period pursuant to clause (iv) of the definition thereof) which would have accrued during such Yield Period on the reductions of Investment of the Participation relating to such Yield Period had such reductions remained as Investment, exceeds (ii) the income, if any, received by the Purchaser from the Purchaser investing the proceeds of such reductions of Investment, as determined by the Administrator, which determination shall be binding and conclusive for all purposes, absent manifest error.

“Total Assets” with respect to any Person, shall mean at any date, the aggregate amount of assets of such Person and its subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

“Total Liabilities” with respect to any Person, shall mean at any date, the aggregate amount of all liabilities of such Person and its subsidiaries determined on a consolidated basis  in accordance with generally accepted accounting principles, consistently applied.

“Transaction Documents” means the Agreement, each Purchaser Group Fee Letter, the Purchase and Contribution Agreement, the Lock-Box Agreements, the Liquidation Account Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.

“Transfer Supplement” has the meaning set forth in Section 6.3(c) of the Agreement.

“Transferor”  means, each Affiliate of Pilgrim’s Pride, from time to time party to a Purchase Agreement, as a seller or transferor thereunder.  As of the date hereof such Transferors shall include only the following entities: each of Pilgrim’s Pride Corporation of West Virginia, Inc. and PFS Distribution Company.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Uncommitted Purchaser” means each of the financial institutions identified on the signature pages hereto as an “Uncommitted Purchaser” and its respective successors and permitted assigns.

“Unmatured Termination Event” means an event which, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

 “Yield Period” means, with respect to each Portion of Investment:

(a)           initially the period commencing on the date of a purchase pursuant to Section 1.2 and ending such number of days as the Seller shall select, subject to the approval of the applicable Purchaser Agent pursuant to Section 1.2, up to 60 days after such date; and

(b)           thereafter each period commencing on the last day of the immediately preceding Yield Period for any Portion of Investment of the Participation and ending such number of days (not to exceed 60 days) as the Seller shall select, subject to the approval of the applicable Purchaser Agent pursuant to Section 1.2, on notice by the Seller received by the Administrator (including notice by telephone, confirmed in writing) not later than 11:00 a.m. (Chicago time) on such last day, except that if the applicable Purchaser Agent shall not have received such notice or approved such period on or before 11:00 a.m. (Chicago time) on such last day, such period shall be one day; provided, that

(i)           any Yield Period in respect of which Discount is computed by reference to the Bank Rate shall be a period from one to and including 60 days;

(ii)           any Yield Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if Discount in respect of such Yield Period is computed by reference to the Eurodollar Rate, and such Yield Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Yield Period shall end on the next preceding Business Day;

(iii)           in the case of any Yield Period of one day, (A) if such Yield Period is the initial Yield Period for a purchase pursuant to Section 1.2, such Yield Period shall be the day of purchase of the Participation; (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and, if the immediately preceding Yield Period is one day, be the day next following such immediately preceding Yield Period; and (C) if such Yield Period occurs on a day immediately preceding a day which is not a Business Day, such Yield Period shall be extended to the next succeeding Business Day; and

(iv)           in the case of any Yield Period for any Portion of Investment of the Participation which commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Yield Period shall end on such Termination Date and the duration of each Yield Period which commences on or after the Termination Date shall be of such duration as shall be selected by the applicable Purchaser Agent.

Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.  All terms used in Article 9 of the UCC in the State of Texas, and not specifically defined herein, are used herein as defined in such Article 9.  Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

1408834 98442494                                                                  I-

EXHIBIT II

CONDITIONS OF PURCHASES

1.           Conditions Precedent to Closing Date.  The occurrence of the Closing Date is subject to the conditions precedent that the Administrator and each Purchaser Agent shall have received on or before the date of such purchase the following, each in form and substance (including the date thereof) satisfactory to the Administrator and each Purchaser Agent:

(a)           A counterpart of this Agreement and the other Transaction Documents duly executed by the parties thereto.

(b)           Certified copies of (i) the resolutions of the Board of Directors of each of the Seller, the Servicer and the Originator authorizing the execution, delivery, and performance by the Seller, the Servicer and the Originator of the Transaction Documents to which they are a party, (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (iii) the certificate of incorporation and by-laws of the Seller, the Servicer and the Originator.

(c)           A certificate of the Secretary or Assistant Secretary of each of the Seller, the Servicer and the Originator certifying the names and true signatures of its officers authorized to sign the Agreement and the other Transaction Documents to which it is a party.  Until the Administrator receives a subsequent incumbency certificate from the Seller, the Servicer and the Originator in form and substance satisfactory to the Administrator, the Administrator shall be entitled to rely on the last such certificate delivered to it by the Seller, the Servicer and the Originator, as the case may be.

(d)           Copies of (i) the Limited Duration Waiver Agreement duly executed by each of the parties thereto, (ii) the CoBank Limited Duration Waiver (as defined in the Limited Duration Waiver Agreement) duly executed by each of the parties thereto and (iii) the Credit Agreement Limited Duration Waiver (as defined in the Limited Duration Waiver Agreement) duly executed by each of the parties thereto.

(e)           [Intentionally Omitted].

(f)           [Intentionally Omitted].

(g)           [Intentionally Omitted].

(h)           Favorable opinions of Baker & McKenzie, LLP, counsel for the Seller, in form and substance acceptable to the Administrator and covering such matters as the Administrator may reasonably request, including, without limitation, organizational and enforceability matters, certain bankruptcy matters, and certain UCC perfection and priority matters.

(i)           [Intentionally Omitted].

(j)           A copy of the Servicer Report as of August 31, 2008.

(k)           Evidence (i) of the execution and delivery by each of the parties thereto of the amendment to the Purchase and Contribution Agreement, dated as of the date hereof, and all documents, agreements and instruments contemplated thereby (which evidence shall include copies, either original or facsimile, of each of such documents, instruments and agreements) and (ii) that each of the conditions precedent to the execution and delivery of the amendment to the Purchase and Contribution Agreement referred to above has been satisfied to the Administrator’s satisfaction.

(l)           Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by each Purchaser Group Fee Letter), costs and expenses to the extent then due and payable on the date thereof, together with Attorney Costs of the Administrator and each Purchaser Agent to the extent invoiced prior to or on such date, plus such additional amounts of Attorney Costs as shall constitute the Administrator’s and each Purchaser Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings; including any such costs, fees and expenses arising under or referenced in Section 6.4.

(m)           Each Purchaser Group Fee Letter between the Seller and the applicable Purchaser Agent as contemplated by Section 1.5.

(n)           Good standing certificates with respect to the Seller, the Originator, each Transferor and the Servicer issued by the Secretaries of State of the States of such Person’s organization and principal place of business.

(o)           Such other approvals, opinions or documents as the Administrator may reasonably request.

2.           Conditions Precedent to All Purchases and Reinvestments.  Each purchase (including the initial purchase) and each reinvestment shall be subject to the further conditions precedent that:

(a)           in the case of each purchase, the Servicer shall have delivered to the Administrator and each Purchaser Agent on or prior to such purchase, in form and substance satisfactory to the Administrator and each Purchaser Agent, a completed Servicer Report with respect to the immediately preceding Fiscal Month, dated within 40 days prior to the date of such purchase together with a listing by Obligor of all Receivables, a completed Collateral Report, dated as of the date requested by the Administrator and each Purchaser Agent, and such additional information as may reasonably be requested by the Administrator or any Purchaser Agent;

(b)           on the date of such purchase or reinvestment the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i)           the representations and warranties contained in Exhibit III are true and correct on and as of the date of such purchase or reinvestment as though made on and as of such date; and

(ii)           no event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event; and

(iii)           in the case of purchases only, no event of the type described in clause(e) of Exhibit V has occurred and is continuing; and

(c)           the Administrator and each Purchaser Agent shall have received such other approvals, opinions or documents as such Person may reasonably request.

1408834 98442494                                                                  II-

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of the Seller.  The Seller represents and warrants as follows:

(a)           The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business, and is in good standing, as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified unless any failure to be so qualified would not materially adversely affect the business, operations or financial condition of Seller or the ability of Seller to perform its obligations under this Agreement or the other Transaction Documents or the collectibility of the Receivables or the validity or enforceability of this Agreement or other Transaction Documents.

(b)           The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including the Seller’s use of the proceeds of purchases and reinvestments, (i) are within the Seller’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or result in a default under or conflict with (1) the Seller’s charter or by-laws, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties.  The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

(c)           No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the Seller of the Agreement or any other Transaction Document to which it is a party other than those previously obtained or UCC filings.

(d)           Each of the Agreement and the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)           There is no pending or threatened action or proceeding affecting the Seller before any Governmental Authority or arbitrator which could reasonably be expected to materially adversely affect the business, operations, property, financial or other condition or operations of the Seller, the ability of the Seller to perform its obligations under the Agreement or the other Transaction Documents or the collectibility of the Receivables, or which affects or purports to affect the legality, validity or enforceability of the Agreement or the other Transaction Documents.

(f)           The Seller is the legal and beneficial owner of the Pool Receivables and Related Security, free and clear of any Adverse Claim; upon each purchase or reinvestment, the Administrator, for the benefit of the Purchasers, shall acquire a valid and enforceable perfected undivided percentage ownership interest, to the extent of the Participation, in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections and other proceeds, with respect thereto, free and clear of any Adverse Claim; the Agreement creates a security interest in favor of the Administrator on behalf of the Purchasers in the items described in Section 1.2(d), and the Administrator on behalf of the Purchasers has a first priority perfected security interest in such items, free and clear of any Adverse Claims.  No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto or any Lock-Box Account is on file in any recording office, except those filed in favor of the Administrator on behalf of the Purchasers relating to the Agreement.

(g)           Each Servicer Report, Collateral Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Administrator or any Purchaser Agent in connection with the Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Administrator or such Purchaser Agent at such time) as of the date so furnished, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(h)           The principal place of business and chief executive office (as such terms are used in the UCC) of the Seller and the office where the Seller keeps its records concerning the Receivables are located at the address referred to in paragraph (b) of Exhibit IV.  For purposes of the UCC, the Seller is located at the address referred to in paragraph (b) of Exhibit IV.

(i)           The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of the Seller at such Lock-Box Banks, are specified in Schedule II to the Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Administrator in accordance with the Agreement) and, subject to Section 4.3(a), all Lock-Box Accounts are subject to Lock-Box Agreements.  All Obligors have been directed to make all payment with respect to each Contract to a Lock-Box Account.

(j)           The Seller is not in violation of any order of any court, arbitrator or Governmental Authority.

(k)           No proceeds of any purchase or reinvestment will be used for any purpose that violates any applicable law, rule or regulation, including, without limitation, Regulations T, U and X of the Federal Reserve Board.

(l)           Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable as of the date of such calculation.

(m)           No event has occurred and is continuing, or would result from a purchase in respect of, or reinvestment in respect of, the Participation or from the application of the proceeds therefrom, which constitutes a Termination Event.

(n)           The Seller and the Servicer have complied in all material respects with the Credit and Collection Policy with regard to each Receivable.

(o)           The Seller has complied with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents.

(p)           The Seller’s complete corporate name is set forth in the preamble to the Agreement, and the Seller does not use and has not during the last six years used any other corporate name, trade name, doing-business name or fictitious name, except as set forth on Schedule III and except for names first used after the date of the Agreement and set forth in a notice delivered to the Administrator pursuant to paragraph (l)(vii) of Exhibit IV.

(q)           Seller has filed all federal and other tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing.

(r)           The Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(s)           The consolidated balance sheet of Pilgrim’s Pride as at June 28, 2008, a copy of which has been furnished to the Administrator, fairly presents the financial condition of Pilgrim’s Pride and its consolidated subsidiaries in all material respects, as at such date, and since the date of such balance sheet, there has been no material adverse change in the financial condition of the Seller or Pilgrim’s Pride or the ability of the Seller or the Originator to perform their obligations under the Agreement or the other Transaction Documents to which it is a party or the collectibility of the Pool Receivables, or which affects the legality, validity or enforceability of the Agreement or the other Transaction Documents.

(t)           There is no pending or threatened action or proceeding affecting the Seller, Servicer or the Originator before any Governmental Authority or arbitrator which could reasonably be expected to materially adversely affect the business, operations, property, financial or other condition or operations of such Person, the ability of such Person to perform its obligations under the Agreement or the other Transaction Documents or the collectibility of the Pool Receivables, or which affects or purports to affect the legality, validity or enforceability of the Agreement or the other Transaction Documents.

(u)           Each remittance of Collections by or on behalf of the Seller pursuant to the Transaction Documents and any related accounts of amounts owing hereunder in respect of the Funded Purchases will have been (i) in payment of a debt incurred by Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

1408834 98442494                                                                  III-

EXHIBIT IV

COVENANTS

Covenants of the Seller and the Servicer.  Until the latest of the Facility Termination Date, the date on which no Investment of or Discount in respect of the Participation shall be outstanding or the date all other amounts owed by the Seller under the Agreement to any Purchaser, any Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

(a)           Compliance with Laws, Etc.  Each of the Seller and the Servicer shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Receivables or the enforceability of any related Contract or the ability of the Seller or the Servicer to perform its obligations under any related Contract or under the Agreement.

(b)           Offices, Records and Books of Account, Etc.  The Seller (i) shall keep its principal place of business and chief executive office (as such terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the address of the Seller set forth under its name on the signature page to the Agreement or, upon at least 30 days’ prior written notice of a proposed change to the Administrator, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of the Purchaser in the Receivables and related items (including without limitation the items described in Section 1.2(d)) have been taken and completed and (ii) shall provide the Administrator with at least 60 days’ written notice prior to making any change in the Seller’s name or making any other change in the Seller’s identity or corporate structure (including a merger) which could render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term is used in the UCC; each notice to the Administrator pursuant to this sentence shall set forth the applicable change and the effective date thereof.  The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

(c)           Performance and Compliance with Contracts and Credit and Collection Policy.  The Seller shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(d)           Ownership Interest, Etc.  The Seller shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided ownership interest, to the extent of the Participation, in the Pool Receivables and the Related Security and Collections and other proceeds with respect thereto, and a first priority perfected security interest in the items described in Section 1.2(d), in each case free and clear of any Adverse Claim, in favor of the Administrator on behalf of the Purchasers, including, without limitation, taking such action to perfect, protect or more fully evidence the interest of the Administrator for the benefit of the Purchasers under the Agreement as any Purchaser Agent or the Administrator may request.

(e)           Sales, Liens, Etc.  The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under, any item described in Section 1.2(d) (including without limitation the Seller’s undivided interest in any Receivable, Related Security, or Collections, or upon or with respect to any account to which any Collections of any Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph (e).

(f)           Extension or Amendment of Receivables.  Except as provided in the Agreement, neither the Seller nor the Servicer shall extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

(g)           Change in Business or Credit and Collection Policy.  Neither the Seller nor the Servicer shall make any material change in the character of its business or in the Credit and Collection Policy, or any change in the Credit and Collection Policy that would adversely affect the collectibility of the Receivables Pool or the enforceability of any related Contract or the ability of the Seller or Servicer to perform its obligations under any related Contract or under the Agreement.  Neither the Seller nor the Servicer shall make any other material change in the Credit and Collection Policy without the prior written consent of the Administrator and each Purchaser Agent.

(h)           Audits.  Each of the Seller and the Servicer shall, from time to time during regular business hours upon reasonable notice as requested by the Administrator or any Purchaser Agent, permit the Administrator or such Purchaser Agent, or their respective administrators or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller or the Servicer relating to Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of the Seller and the Servicer for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or the Seller’s or Servicer’s performance hereunder or under the Contracts with any of the officers, employees, agents or contractors of the Seller having knowledge of such matters.

(i)           Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors.  Neither the Seller nor the Servicer shall add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller or the Servicer or payments to be made to any Lock-Box Account (or related post office box), unless the Administrator shall have consented thereto in writing and the Administrator shall have received copies of all agreements and documents (including without limitation Lock-Box Agreements) that it may request in connection therewith.  The Seller (or the Servicer on its behalf) shall cause each Lock-Box Bank to make available to the Administrator at all times on-line reports or other on-line access satisfactory to the Administrator showing the then available balances in the Lock-Box Accounts, Collection Account and Liquidation Account.

(j)           Deposits to Lock-Box Accounts.  The Seller shall, or shall cause the Servicer to, (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections of Pool Receivables received by it or the Servicer into Lock-Box Accounts not later than one Business Day after receipt thereof.  Subject to Section 4.3(a), each Lock-Box Account, the Collection Account and the Liquidation Account shall at all times be subject to a Lock-Box Agreement or Liquidation Account Agreement, respectively.  Neither the Seller nor the Servicer will deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Pool Receivables.

(k)           Marking of Records.  At its expense, the Seller (or the Servicer on its behalf) shall mark its master data processing records relating to Pool Receivables and related Contracts, including with a legend evidencing that the undivided percentage ownership interests with regard to the Participation related to such Receivables and related Contracts have been sold in accordance with the Agreement.

(l)           Reporting Requirements.  The Seller will provide to the Administrator and each Purchaser Agent (in multiple copies, if requested by the Administrator or any Purchaser Agent) the following:

(i)           as soon as available and in any event within 60 days after the end of the first three quarters of each fiscal year of the Seller and Pilgrim’s Pride, balance sheets of the Seller and Pilgrim’s Pride and its subsidiaries as of the end of such quarter and statements of income and retained earnings of the Seller and Pilgrim’s Pride and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Seller and Pilgrim’s Pride, as applicable;

(ii)           as soon as available and in any event within 120 days after the end of each fiscal year of the Seller and Pilgrim’s Pride, a copy of the annual report for such year for the Seller and Pilgrim’s Pride and its subsidiaries, containing financial statements for such year audited by a nationally recognized independent certified public accountants;

(iii)           as soon as available and in any event not later than the Servicer Report Date, a Servicer Report as of the Fiscal Month ended immediately prior to such Servicer Report Date;

(iv)           upon request by the Administrator, but in no event more frequently than once each Business Day, a Collateral Report;

(v)           as soon as possible and in any event within five Business Days after an officer of the Seller or Servicer obtains knowledge of the occurrence of each Termination Event or event which, with the giving of notice or lapse of time, or both, would constitute a Termination Event, a statement of the chief financial officer of the Seller setting forth details of such Termination Event or event and the action that the Seller has taken and proposes to take with respect thereto;

(vi)           promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, (A) result in the imposition of liability on the Seller in excess of $250,000 or (B) reasonably be expected to have a material adverse effect on the business, operations, property or condition (financial or otherwise) of Pilgrim’s Pride and its subsidiaries;

(vii)           at least thirty days prior to any change in the Seller’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

(viii)                      such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any of its Affiliates as the Administrator or any Purchaser Agent may from time to time reasonably request;

(ix)           promptly after the Seller obtains knowledge thereof, notice of any litigation, investigation or proceeding which may exist at any time between the Seller or the Servicer, on the one hand, and any other Person if not cured or if adversely determined, as the case may be, would be reasonably expected to have a material adverse effect on the business, operations, property or financial or other condition of the Seller, the Originator or the Servicer, as the case may be; and

(x)           promptly after the Seller obtains knowledge thereof, notice of a material adverse change in the business, operations, property or financial or other condition of the Seller.

(m)           Separate Corporate Existence. Each of the Seller and the Servicer hereby acknowledges that the Purchasers, the Purchaser Agents and the Administrator are entering into the transactions contemplated by the Agreement and the Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from the Servicer and the Originator.  Therefore, from and after the date hereof, the Seller and the Servicer shall take all reasonable steps to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of the Servicer, the Originator and any other Person, and is not a division of the Servicer or the Originator or any other Person.  Without limiting the generality of the foregoing and in addition to and consistent with the covenant set forth in paragraph (a) of this Exhibit IV, the Seller and the Servicer shall take such actions as shall be required in order that:

(i)           The Seller will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to purchasing Receivables from the Originator, entering into agreements for the servicing of such Receivables, selling undivided interests in such Receivables and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(ii)           Not less than one member of Seller’s Board of Directors (the “Independent Directors”) shall be individuals who are not direct, indirect or beneficial stockholders, officers, directors, employees, affiliates, associates, customers or suppliers of the Originator or any of its Affiliates.  The Seller’s Board of Directors shall not approve, or take any other action to cause the commencement of a voluntary case or other proceeding with respect to the Seller under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law, or the appointment of or taking possession by, a receiver, liquidator, assignee, trustee, custodian, or other similar official for the Seller unless in each case the Independent Directors shall approve the taking of such action in writing prior to the taking of such action.  The Independent Directors’ fiduciary duty shall be to the Seller (and creditors) and not to the Seller’s shareholders in respect of any decision of the type described in the preceding sentence.  In the event an Independent Director resigns or otherwise ceases to be a director of the Seller, there shall be selected a replacement Independent Director who shall not be an individual within the proscriptions of the first sentence of this clause (ii) or any individual who has any other type of professional relationship with the Originator or any of its Affiliates or any management personnel of any such Person or Affiliate and who shall be (x) a tenured professor at a business or law school, (y) a retired judge or (z) an established independent member of the business community, having a sound reputation and experience relative to the duties to be performed by such individual as an Independent Director;

(iii)           No Independent Director shall at any time serve as a trustee in bankruptcy for the Originator or any Affiliate thereof;

(iv)           Any employee, consultant or agent of the Seller will be compensated from the Seller’s own bank accounts for services provided to the Seller except as provided herein in respect of the Servicer’s Fee.  The Seller will engage no agents other than a servicer for the Receivables, which servicer will be fully compensated for its services to the Seller by payment of the Servicer’s Fee;

(v)           The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service its Receivables.  The Seller will pay the Servicer a monthly fee based on the level of Receivables being managed by the Servicer.  The Seller will not incur any material indirect or overhead expenses for items shared between the Seller and the Originator or any Affiliate thereof which are not reflected in the Servicer’s Fee.  To the extent, if any, that the Seller and the Originator or any Affiliate thereof share items of expenses not reflected in the Servicer’s Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that Pilgrim’s Pride shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including, without limitation, legal and other fees;

(vi)           The Seller’s operating expenses will not be paid by the Originator or any Affiliate thereof unless the Seller shall have agreed in writing with such Person to reimburse such Person for any such payments;

(vii)           The Seller will have its own separate mailing address and stationery;

(viii)                      The Seller’s books and records will be maintained separately from those of the Originator or any Affiliate thereof;

(ix)           Any financial statements of the Originator or any Affiliate thereof which are consolidated to include the Seller will contain detailed notes clearly stating that the Seller is a separate corporate entity and has sold ownership interests in the Seller’s accounts receivable;

(x)           The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Originator and any Affiliate thereof;

(xi)           The Seller will strictly observe corporate formalities in its dealings with the Originator and any Affiliate thereof, and funds or other assets of the Seller will not be commingled with those of the Originator or any Affiliate thereof.  The Seller shall not maintain joint bank accounts or other depository accounts to which the Originator or any Affiliate thereof (other than Pilgrim’s Pride in its capacity as Servicer) has independent access.  None of the Seller’s funds will at any time be pooled with any funds of the Originator or any Affiliate thereof;

(xii)           The Seller shall pay to the Originator the marginal increase (or, in the absence of such increase, the market amount of its portion) of the premium payable with respect to any insurance policy that covers the Seller and any Affiliate thereof, but the Seller shall not, directly or indirectly, be named or enter into an agreement to be named, as a direct or contingent beneficiary or loss payee, under any such insurance policy, with respect to any amounts payable due to occurrences or events related to the Originator or any Affiliate thereof; and

(xiii)                      The Seller will maintain arm’s length relationships with the Originator and any Affiliate thereof.  The Originator or any Affiliate thereof that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services.  Neither the Seller nor the Originator or any Affiliate thereof will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other.

(n)           Mergers, Acquisitions, Sales, etc.

(i)           The Seller shall not

(A)           be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire, whether in one or a series of transactions, all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, assign, convey or lease any of its property and assets (including, without limitation, any Pool Receivable or any interest therein) other than pursuant to this Agreement;

(B)           make, incur or suffer to exist an investment in, equity contribution to, loan, credit or advance to, or payment obligation in respect of the deferred purchase price of property from, any other Person, except for obligations incurred pursuant to the Transaction Documents; or

(C)           create any direct or indirect Subsidiary or otherwise acquire direct or indirect ownership of any equity interests in any other Person.

(o)           Restricted Payments.

(i)           General Restriction.  Except in accordance with this subparagraph (i), the Seller shall not (A) purchase or redeem any shares of its capital stock, (B) declare or pay any Dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any subordinated indebtedness of the Seller, (D) lend or advance any funds or (E) repay any loans or advances to, for or from the Originator.  Actions of the type described in this clause (i) are herein collectively called “Restricted Payments”.

(ii)           Types of Permitted Payments.  Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only to the Originator and only in one or more of the following ways:

(A)           Seller may make cash payments (including prepayments) on the Company Notes in accordance with their terms; and

(B)           if no amounts are then outstanding under the Company Notes, the Seller may declare and pay Dividends.

(iii)           Specific Restrictions.  The Seller may make Restricted Payments only out of Collections paid or released to the Seller pursuant to Sections 1.4(b).  Furthermore, the Seller shall not pay, make or declare

(A)           any Dividend if, after giving effect thereto, Seller’s Tangible Net Worth would be less than 2.5 Million Dollars ($2,500,000); or

(B)           any Restricted Payment (including any Dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

(p)           Use of Seller’s Share of Collections.  The Seller shall apply its share of Collections to make payments in the following order of priority:  first, the payment of its expenses (including, without limitation, the obligations payable to Purchaser, the Affected Persons and the Administrator under the Transaction Documents), second, the payment of accrued and unpaid interest on the Company Notes, third, the payment of the outstanding principal amount of the Company Notes, and fourth, other legal and valid corporate purposes.

(q)           Amendments to Certain Documents.

(i)           The Seller shall not amend, supplement, amend and restate, or otherwise modify the Purchase and Contribution Agreement, the Company Notes, any other document executed under the Purchase and Contribution Agreement, the Lock-Box Agreements, the Liquidation Account Agreement or the Seller’s certificate of incorporation or by-laws, except (A) in accordance with the terms of such document, instrument or agreement and (B) with the advance written consent of the Administrator and each Purchaser Agent.

(ii)           The Seller shall not, and shall not permit the Originator to enter into or otherwise become bound by, any agreement, instrument, document or other arrangement that restricts its right to amend, supplement, amend and restate or otherwise modify, or to extend or renew, or to waive any right under, this Agreement or any other Transaction Document.

(r)           Incurrence of Indebtedness.  The Seller shall not (i) create, incur or permit to exist, any Debt or liability or (ii) cause or permit to be issued for its account any letters of credit or bankers’ acceptances, except for Debt incurred pursuant to the Company Notes and liabilities incurred pursuant to or in connection with the Transaction Documents or otherwise permitted therein.

(s)           [Intentionally Omitted].

(t)           Leverage Ratio.   The Servicer (or if Pilgrim’s Pride is not then the Servicer, Pilgrim’s Pride) will not permit its Leverage Ratio at any time to exceed 0.7 to 1.

(u)           Tangible Net Worth.  The Servicer (or if Pilgrim’s Pride is not then the Servicer, Pilgrim’s Pride) shall maintain its Tangible Net Worth at all times in an amount not less than the minimum required amount for each period set forth below:

(a) from the date hereof through September 25, 2009, $250,000,000; and

(b) $300,000,000 thereafter, which amount shall increase as of the last day of each Fiscal Year commencing with the Fiscal Year ending October 2, 2010 by an amount, in each case, equal to the sum of: (i) the net proceeds of any equity issuance in a capital raising transaction (including in connection with the acquisition of any subsidiary, division or otherwise) during such Fiscal Year, plus (ii) 25% of Pilgrim’s Pride’s Net Income (but not less than zero) during such Fiscal Year.

(v)           Fixed Charge Coverage Ratio.  The Servicer (or if Pilgrim’s Pride is not then the Servicer, Pilgrim’s Pride) will not permit, as of the last day of each fiscal quarter of Pilgrim’s Pride, its Fixed Charge Coverage Ratio for the eight consecutive fiscal quarters of Pilgrim’s Pride then ended to be less than (a) 1.25 to 1 as of the last day of each quarterly fiscal accounting period of Pilgrim’s Pride ending after the date hereof through September 26, 2009, and (b) as of the last day of each quarterly fiscal accounting period of Pilgrim’s Pride thereafter, 1.30 to 1.

1408834 98442494                                                                 IV-

EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a)           The Servicer, the Originator or Seller shall fail to make when due any payment or deposit to be made by it under the Agreement or any other Transaction Document and such failure shall continue unremedied for two Business Days; or

(b)           Pilgrim’s Pride (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights, pursuant to the Agreement, which Pilgrim’s Pride (or such Affiliate) then has as Servicer; or

(c)           Any representation or warranty made or deemed made by the Seller, the Originator or the Servicer (or any of their respective officers) under or in connection with the Agreement or any information or report delivered by the Seller or the Servicer pursuant to the Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, however, if the violation of this paragraph (c) by the Seller or Servicer may be cured without any potential or actual detriment to any Purchaser, any Purchaser Agent, the Administrator, or any Program Support Provider, the Seller or the Servicer as applicable shall have 30 days from the earlier of (i) such Person’s knowledge of such failure and (ii) notice to such Person of such failure to cure any such violation, before a Termination Event shall occur so long as such Person is diligently attempting to effect such cure; or

(d)           The Seller, the Originator or the Servicer shall fail to perform or observe any other term, covenant or agreement contained in the Agreement or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for 30 days after the Seller, the Originator or Servicer, as applicable, has notice or knowledge thereof (or, with respect to a failure to deliver the Servicer Report pursuant to the Agreement, such failure shall remain unremedied for five Business Days); or

(e)           The Seller or the Originator shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $20,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt, whether or not waived; or

(f)           The Agreement or any purchase or any reinvestment pursuant to the Agreement shall for any reason (other than pursuant to the terms hereof) (i) cease to create, or the Participation shall for any reason cease to be, a valid and enforceable perfected undivided percentage ownership interest to the extent of the Participation in each Pool Receivable and the Related Security and Collections and other proceeds with respect thereto, free and clear of any Adverse Claim or (ii) cease to create with respect to the items described in Section 1.2(d), or the interest of the Administrator, for the benefit of the Purchasers, with respect to such items shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim; or

(g)           The Seller or the Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller or the Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Seller or the Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph (g); or

(h)           As of the last day of any Fiscal Month (i) the arithmetic average for the most recent three Fiscal Months of (A) the Default Ratios shall exceed 3.0% or (B) the Delinquency Ratios shall exceed 4.5% or (ii) the arithmetic average of the Loss-to-Liquidation Ratios for the most recent twelve Fiscal Months shall exceed 0.5%; or

(i)           The Participation shall exceed 100% and such condition shall continue unremedied for one Business Day; or

(j)           A Change in Control or Key Person Event shall occur; or

(k)           (i) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any assets of the Seller or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of Seller and such lien shall not have been released within ten Business Days; (ii) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any assets of the Originator in an aggregate amount of at least $30,000,000 or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Originator in an aggregate amount of at least $30,000,000 and such lien shall not have been released within thirty days; or (iii) in the case of any Originator, any reportable event (as defined in ERISA) which constitutes grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any such Plan shall have occurred and such reportable event shall be continuing for thirty days after written notice to such effect shall have been given to the Originator by any Purchaser, or such Plan shall be terminated, or a trustee shall be appointed by the appropriate United States District Court to administer any such Plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to administer or terminate any such Plan; or

(l)           Seller’s Tangible Net Worth shall be less than 2.5 million dollars ($2,500,000); or

(m)           On or before October 28, 2008, the Seller shall not have caused to be delivered to the Administrator and the Purchasers, a favorable opinion in form and substance reasonably satisfactory to the Administrator and covering (i) security interest and perfection matters or (ii) with respect to the Transferors, certain bankruptcy matters; or

(n)           Any event shall occur that is deemed a Termination Event under the Limited Duration Waiver Agreement.

1408834 98442494                                                                  V-

1408834 98442494                                                           Annex D-